CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
6.500% Senior Notes due 2022	$300,000,000	100%	$300,000,000	$40,920
Guarantees for the 6.500% Senior Notes due 2022	(2)	(2)	(2)	(2)

(1)	Calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-188872

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 28, 2013

$300,000,000

Nationstar Mortgage LLC

Nationstar Capital Corporation

6.500% Senior Notes due 2022

We are offering $300,000,000 aggregate principal amount of our 6.500% senior notes due 2022 (the “notes”). The notes will mature on June 1, 2022. We will pay interest on the notes semi-annually in arrears on June 1 and December 1 of each year, commencing on December 1, 2013.

We may redeem all or a portion of the notes at any time prior to December 1, 2017 by paying a specified “make-whole” premium plus accrued and unpaid interest, if any, to the redemption date as described in this prospectus supplement. We may redeem all or a portion of the notes at any time on or after December 1, 2017 at the redemption price set forth in this prospectus supplement. In addition, on or before June 1, 2016 we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings at the redemption price set forth in this prospectus supplement. If we sell assets under certain circumstances, we will be required to make an offer to purchase the notes at their face amount, plus accrued and unpaid interest, if any, as of the purchase date.

The notes will be fully and unconditionally guaranteed on an unsecured senior basis by each of our current and future domestic subsidiaries, other than our securitization and certain finance subsidiaries, certain other restricted subsidiaries and subsidiaries that in the future we designate as excluded restricted and unrestricted subsidiaries, and Nationstar Mortgage Holdings Inc. (“NMHI”), Nationstar Sub1 LLC (“Sub1”) and Nationstar Sub2 LLC (“Sub2” and, together with NMHI and Sub1, the “Parent Entities”).

The notes and the guarantees will be our and the guarantors’ general unsecured senior obligations and will rank equally in right of payment with all of our and the guarantors’ existing and future senior debt and will rank senior in right of payment to all of our and the guarantors’ existing and future subordinated debt. In addition, the notes will be effectively junior in right of payment to all of our existing and future senior secured debt to the extent of the value of the assets securing such debt, and to any existing and future liabilities of our non-guarantor subsidiaries. The guarantees will be effectively junior in right of payment to all existing and future senior secured debt of the guarantors to the extent of the assets securing such debt.

For a more detailed description of the notes, see “Description of the Notes” beginning on page S-21 of this prospectus supplement.

The notes will constitute a new issue of securities with no established trading market. We intend to apply to list the notes on the New York Stock Exchange (“NYSE”), and we expect trading on the NYSE to begin within 30 days of the initial issuance of the notes.

Investing in the notes involves substantial risks. You should carefully consider the risks described under the “Risk Factors” section of this prospectus supplement beginning on page S-10 and similar sections in the filings of NMHI with the Securities and Exchange Commission (the “SEC”) incorporated by reference herein before buying any of the notes offered hereby.

	Per Note	Total
Public offering price(1)	100.000%	$300,000,000
Underwriting discounts and commissions(2)	1.500%	$4,500,000
Proceeds, before expenses, to us	98.500%	$295,500,000

(1)	Plus accrued interest, if any, from May 31, 2013, if settlement occurs after that date.
(2)	See “Underwriting (Conflicts of Interest)” for a description of the compensation payable to the underwriters.

Neither the SEC nor any other securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made in only book-entry form through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about May 31, 2013.

Joint Physical Book-Running Managers

Credit Suisse	BofA Merrill Lynch

Joint Book-Running Managers

Barclays	Wells Fargo Securities	J.P. Morgan

Prospectus Supplement dated May 29, 2013.

S-i

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus with respect to this offering filed by us with the SEC. Neither we nor the underwriters have authorized anyone to provide you with different information and neither we nor the underwriters take any responsibility for any other information that others may give to you. We are not, and the underwriters are not, making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document containing the information.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering of the notes.

If the description of this offering of the notes in the accompanying prospectus is different from the description in this prospectus supplement, you should rely on the information contained in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Available Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement before deciding whether to invest in the notes offered by this prospectus supplement.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Nationstar,” the “Company,” “we,” “us” or “our” refer collectively to Nationstar Mortgage Holdings Inc. and its subsidiaries. With respect to the discussion of the terms of the notes on the cover page, in the section entitled “Prospectus Supplement Summary—The Offering” and in the section entitled “Description of the Notes,” references to “we,” “us” or “our” include only Nationstar Mortgage LLC and Nationstar Capital Corporation and not any other subsidiaries of Nationstar Mortgage Holdings Inc. With respect to the section entitled “Prospectus Supplement Summary—Summary Consolidated Financial Data,” references to “we,” “us” or “our” include only Nationstar Mortgage LLC and its subsidiaries, and not any other subsidiaries of Nationstar Mortgage Holdings Inc.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the notes offered by this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

S-ii

No action has been or will be taken by us that would permit a public offering of the notes, or possession or distribution of this prospectus supplement or the accompanying prospectus or any other offering or publicity material relating to the notes, in any country or jurisdiction outside the United States where, or in any circumstances in which, action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering or publicity material relating to the notes may not be distributed or published, in or from any country or jurisdiction outside the United States except under circumstances that will result in compliance with applicable laws and regulations.

AVAILABLE INFORMATION

NMHI is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Nationstar Mortgage LLC, Nationstar Capital Corporation and the subsidiary guarantors are exempt from these information reporting requirements. You may read and copy any documents that NMHI files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The filings of NMHI with the SEC are also available to the public through the SEC’s website at http://www.sec.gov and through NYSE, 11 Wall Street, New York, New York 10005, on which the common stock of NMHI is listed.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC. This prospectus supplement and the accompanying prospectus do not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document relating to us, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

S-iii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that we separately file with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede information contained in or previously incorporated by reference into this prospectus supplement. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this prospectus supplement and before the termination of the offering of the securities covered by this prospectus supplement:

•	The Annual Report of NMHI on Form 10-K for the fiscal year ended December 31, 2012, as filed on March 15, 2013 (“NMHI 2012 Form 10-K”);

•

The Definitive Proxy Statement of NMHI on Schedule 14A as filed on April 15, 2013 (other than information in the Definitive Proxy Statement that is not specifically incorporated by reference in the NMHI 2012 Form 10-K);

•	The Quarterly Report of NMHI on Form 10-Q for the quarter ended March 31, 2013, as filed on May 7, 2013 (“NMHI Q1 2013 10-Q”); and

•

The Current Reports of NMHI on Form 8-K as filed on January 10, 2013, February 4, 2013, February 5, 2013, February 6, 2013, February 7, 2013, February 21, 2013, March 21, 2013 (of which there are three), March 26, 2013, May 9, 2013 and May 23, 2013 (of which there are two).

You can request a copy of these filings at no cost, by writing or calling us at the following address:

Nationstar Mortgage

350 Highland Drive

Lewisville, Texas 75067

Telephone: (469) 549-3005

Attn: Investor Relations

S-iv

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. When used in this discussion, the words “anticipate,” “appears,” “believe,” “foresee,” “intend,” “should,” “expect,” “estimate,” “project,” “plan,” “may,” “could,” “will,” “are likely” and similar expressions are intended to identify forward-looking statements. These statements involve predictions of our future financial condition, performance, plans and strategies, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to:

•	the delay in our foreclosure proceedings due to inquiries by certain state Attorneys General, court administrators and state and federal government agencies;

•

the impact of the ongoing implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, including rules issued by the Consumer Financial Protection Bureau (the “CFPB”) relating to mortgage servicing and originations and the continuing examination of our business begun by the CFPB, on our business activities and practices, costs of operations and overall results of operations;

•

the impact on our servicing practices of enforcement consent orders against, and agreements entered into by certain federal and state agencies with the largest mortgage servicers and ongoing inquiries regarding other non-bank mortgage servicers;

•	increased legal proceedings and related costs;

•

the continued uncertainty of the residential mortgage market, increase in monthly payments on adjustable rate mortgage loans, adverse economic conditions, decrease in property values and increase in delinquencies and defaults;

•	the deterioration of the market for reverse mortgages and increase in foreclosure rates for reverse mortgages;

•	our ability to efficiently service higher risk loans;

•	our ability to mitigate the increased risks related to servicing reverse mortgages;

•	our ability to compete successfully in the mortgage loan servicing and mortgage loan originations industries;

•

our ability to maintain or grow the size of our servicing portfolio and realize our significant investments in personnel and our technology platform by successfully identifying attractive acquisition opportunities, including mortgage servicing rights (“MSRs”), subservicing contracts, servicing platforms and originations platforms;

•	our ability to scale-up appropriately and integrate our acquisitions to realize the anticipated benefits of any such potential future acquisitions, including potentially significant acquisitions;

•	our substantial indebtedness may limit our financial and operating activities and our ability to incur additional debt to fund future needs;

•	our ability to obtain sufficient capital to meet our financing requirements;

S-v

•	our ability to grow our loan originations volume;

•	the termination of our servicing rights and subservicing contracts;

•	changes to federal, state and local laws and regulations concerning loan servicing, loan origination, loan modification or the licensing of entities that engage in these activities;

•	changes in state and federal laws that are adverse to mortgage servicers which increase costs and operational complexity and impose significant penalties for violation;

•	loss of our licenses;

•	our ability to meet certain criteria or characteristics under the indentures governing our securitized pools of loans;

•	our ability to follow the specific guidelines of government-sponsored enterprises or a significant change in such guidelines;

•	delays in our ability to collect or be reimbursed for servicing advances;

•	changes to the Home Affordable Modification Program, Home Affordable Refinance Program, Making Home Affordable plan or other similar government programs;

•	changes in our business relationships with Fannie Mae, Freddie Mac, Ginnie Mae and others that facilitate the issuance of mortgage–backed securities (“MBS”);

•	changes to the nature of the guarantees of Fannie Mae and Freddie Mac and the market implications of such changes;

•	errors in our financial models or changes in assumptions;

•	requirements to write down the value of certain assets;

•	changes in prevailing interest rates;

•	our ability to successfully mitigate our risks through hedging strategies;

•	changes to our servicer ratings;

•	the accuracy and completeness of information about borrowers and counterparties;

•	our ability to maintain our technology systems and our ability to adapt such systems for future operating environments;

•	failure of our internal security measures or breach of our privacy protections;

•	failure of our vendors to comply with servicing criteria;

•	the loss of the services of our senior managers;

•	failure to attract and retain a highly skilled work force;

•	changes in public opinion concerning mortgage originators or debt collectors;

•	changes in accounting standards;

•	conflicts of interest with our principal stockholder; and

•	other risks described in the “Risk Factors” section of this prospectus supplement beginning on page S-10 and in documents incorporated by reference in this prospectus supplement.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus supplement. The forward-looking statements made in this prospectus supplement relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise.

S-vi

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this prospectus supplement or incorporated by reference that could cause actual results to differ. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

S-vii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. Before making an investment decision, you should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the section entitled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2012.

Company Overview

We are one of the largest residential mortgage services companies in the United States, offering a broad array of servicing, origination and real estate services to financial institutions and consumers. We have been one of the fastest growing mortgage servicers since 2007 as measured by growth in aggregate unpaid principal balance (“UPB”), having grown 84.1% annually on a compounded basis through March 31, 2013. As of March 31, 2013, we serviced over 1.9 million residential mortgage loans with an aggregate UPB of $312.5 billion. In April 2013, we closed on a $22 billion agency servicing portfolio acquisition. Pro forma for the agency portfolio acquisition and the closing of the private label securitization portfolios under the BANA Purchase Agreement (as defined below), we expect our UPB to be approximately $435 billion. Our clients include national and regional banks, government organizations, securitization trusts, private investment funds and other owners of residential mortgage loans and securities. As of April 30, 2013, we employed over 6,200 people in the United States and are a licensed servicer in all 50 states.

In addition to our core servicing business, we also operate a fully integrated loan originations platform and suite of adjacent businesses, which we call “Solutionstar,” designed to meet the changing needs of the mortgage industry. Our originations platform complements and enhances our servicing business by allowing us to replenish our servicing portfolio as loans pay off over time, while Solutionstar broadens our product offerings by providing mortgage-related services spanning the life cycle of a mortgage loan. We believe our integrated approach, together with the strength and diversity of our servicing operations and our strategies for growing substantial portions of our business with minimal capital outlays (which we refer to as our “capital light” approach), position us to take advantage of the major structural changes currently occurring across the mortgage industry.

Our executive offices are located at 350 Highland Drive, Lewisville, Texas 75067 and our telephone number is (469) 549-2000.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should carefully review the “Description of the Notes” section of this prospectus supplement, which contains more detailed descriptions of the terms and conditions of the notes.

Issuers	Nationstar Mortgage LLC and Nationstar Capital Corporation.

Notes Offered	$300,000,000 aggregate principal amount of 6.500% Senior Notes due 2022.

Maturity Date	June 1, 2022.

Interest Rate	Interest on the notes will be payable in cash and will accrue at a rate of 6.500% per annum.

Interest Payment Dates	June 1 and December 1, commencing December 1, 2013.

Guarantees	The notes will be fully and unconditionally guaranteed on an unsecured senior basis by each of our existing and future domestic subsidiaries, other than our securitization and certain finance subsidiaries, certain other restricted subsidiaries and subsidiaries that in the future we designate as excluded restricted and unrestricted subsidiaries, and by the Parent Entities.

Additional Notes	We may, without the consent of the holders of the notes, increase the principal amount of notes issued under the indenture in the future on the same terms and conditions and with the same CUSIP number as the notes offered hereby. Any offering of additional notes is subject to the covenant described under “Description of the Notes—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture.

Ranking	The notes and the related guarantees are our and the guarantors’ general unsecured senior indebtedness, respectively, and will:

•

rank equally in right of payment to all of our and the guarantors’ existing and future indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes and the guarantees;

•

rank senior in right of payment to any of our and the guarantors’ existing and future senior subordinated and subordinated indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes and the guarantees;

•

be effectively junior in right of payment to all of our and the guarantors’ existing and future senior secured indebtedness and other obligations to the extent of the value of the assets securing such indebtedness and other obligations; and

•	be structurally subordinated to all obligations of each of our non-guarantor subsidiaries.

Optional Redemption	We may redeem the notes, in whole or in part, at any time prior to December 1, 2017 at a price equal to 100% of the aggregate principal amount of the notes plus the applicable “make-whole” premium, as described in “Description of the Notes—Redemption—Optional Redemption,” plus accrued and unpaid interest, if any, to the applicable redemption date.

We may redeem the notes, in whole or in part, at any time on or after December 1, 2017 at the applicable redemption price specified in “Description of the Notes—Redemption—Optional Redemption,” plus accrued and unpaid interest, if any, to the applicable redemption date.

In addition, we may redeem up to 35% of the aggregate principal amount of the notes at any time on or prior to June 1, 2016 with the net cash proceeds from certain equity offerings at the applicable redemption price specified in “Description of the Notes—Redemption—Optional Redemption Upon Equity Offerings,” plus accrued and unpaid interest, if any, to the applicable redemption date.

Change of Control	If certain change of control events occur, we must offer to repurchase all of the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Asset Sales	If we sell assets under certain circumstances, we will be required to make an offer to purchase the notes at their face amount, plus accrued and unpaid interest, if any, as of the purchase date.

Certain Covenants	The indenture governing the notes, among other things, limits our ability and the ability of our subsidiaries to:

•	incur or guarantee additional indebtedness;

•	incur liens;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make investments;

•	consolidate, merge, sell or otherwise dispose of certain assets; and

•	enter into transactions with our affiliates.

These covenants are subject to important exceptions, limitations and qualifications as described in “Description of the Notes—Certain Covenants.”

Risk Factors	You should carefully consider the information set forth in the “Risk Factors” section of this prospectus supplement, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes.

Listing

The notes constitute a new issue of securities with no established trading market. We intend to apply to list the notes on the NYSE, and we expect trading on the NYSE to begin within 30 days of the initial issuance of the notes. We cannot assure you that an active after-market for the notes will develop or be sustained, that holders of the notes will be able to sell their notes or that holders of the notes will be able to sell their notes at favorable prices.

Use of Proceeds	We estimate the net proceeds from the issuance and sale of the notes offered hereby, after deducting underwriting discounts and estimated offering expenses, will be approximately $295,000,000. We intend to use the net proceeds from this offering for general corporate purposes, which may include future acquisitions and transfers of servicing portfolios, including, but not limited to, the acquisition under the mortgage servicing rights purchase and sale agreement between Nationstar Mortgage LLC and Bank of America, National Association (“BANA”), an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of January 6, 2013 (the “BANA Purchase Agreement”), and/or related businesses from third parties, including, but not limited to, from one or more affiliates of the underwriters. See “Use of Proceeds.”

Conflicts of Interest	An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an underwriter in this offering, will receive more than 5% of the net proceeds of this offering in connection with the acquisition under the BANA Purchase Agreement. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). In accordance with this rule, Credit Suisse Securities (USA) LLC (“Credit Suisse”), an underwriter in this offering, has assumed the responsibilities of acting as a qualified independent underwriter. In its role as qualified independent underwriter, Credit Suisse has participated in due diligence and the preparation of this prospectus supplement. Credit Suisse will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. Merrill Lynch, Pierce, Fenner & Smith Incorporated will not confirm sales of the notes to any account over which they exercise discretionary authority without the prior written approval of the customer. See “Underwriting (Conflicts of Interest).”

Trustee	Wells Fargo Bank, N.A.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables present our summary consolidated financial information and the summary consolidated financial information of NMHI. Effective June 30, 2012, the Parent Entities guaranteed Nationstar Mortgage LLC’s and Nationstar Capital Corporation’s outstanding 10.875% Senior Notes due 2015 and 9.625% Senior Notes due 2019. Prior to March 7, 2012, NMHI conducted no activities other than those incident to its formation and the preparation of its registration statement on Form S-1. There are certain differences in our financial information and the financial information of NMHI, principally related to taxes, which are presented in Note 20 to the financial statements of the NMHI Q1 2013 10-Q. You should read these tables along with “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated historical financial statements and the related notes and other information incorporated by reference into this prospectus supplement.

The summary consolidated statement of operations data for the years ended December 31, 2010, 2011 and 2012 and the summary consolidated balance sheet data as of December 31, 2011 and 2012 have been derived from the audited financial statements of NMHI incorporated by reference into this prospectus supplement. The summary consolidated balance sheet data at December 31, 2010 has been derived from our audited financial statements that are not incorporated by reference into this prospectus supplement. The summary consolidated statement of operations data for the three months ended March 31, 2012 and 2013 and the summary consolidated statement of operations data as of March 31, 2013 have been derived from the unaudited financial statements of NMHI incorporated by reference into this prospectus supplement. The unaudited consolidated financial data, in the opinion of management, reflects all adjustments, including normal recurring items, which are necessary to present fairly, in all material respects, the results of interim periods. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the entire year or for future periods. Additionally, historical audited consolidated financial data is not necessarily indicative of future performance.

	Year Ended December 31,			Three Months Ended March 31,
	2010	2011	2012	2012	2013
				(unaudited)
	(in thousands, except per share data)
Statement of Operations Data—Consolidated
Revenues:
Total fee income	$184,084	$268,705	$497,151	$93,560	$242,475
Gain on mortgage loans held for sale	77,344	109,136	487,164	70,512	188,587

Total revenues	261,428	377,841	984,315	164,072	431,062
Total expenses and impairments	220,976	306,183	582,045	96,577	268,571
Other income (expense):
Interest income	98,895	66,802	71,586	11,201	29,608
Interest expense	(116,163)	(105,375)	(197,308)	(24,980)	(92,374)
Contract termination fees	—	—	15,600	—	—
Loss on equity method investments	—	(107)	(14,571)	(117)	—
Gain (loss) on interest rate swaps and caps	(9,801)	298	(994)	(268)	1,268
Fair value changes in ABS securitizations	(23,297)	(12,389)	—	—	—

Total other income (expense)	(50,366)	(50,771)	(125,687)	(14,164)	(61,498)

(Loss) income before taxes	(9,914)	20,887	276,583	53,331	100,993
Income tax expense	—	—	71,296	3,145	38,377

Net (loss) income	$(9,914)	$20,887	$205,287	$50,186	$62,616

	December 31,			March 31,
	2010	2011	2012	2013
				(unaudited)
	(in thousands)
Balance Sheet Data—Consolidated
Cash and cash equivalents	$21,223	$62,445	$152,649	$220,039
Accounts receivable	441,275	562,300	3,043,606	3,614,827
Mortgage servicing rights (at fair value)	145,062	251,050	635,860	1,289,643
Total assets	1,947,181	1,787,931	7,126,143	8,885,565
Notes payable(1)	709,758	873,179	3,601,586	3,409,886
Unsecured senior notes	244,061	280,199	1,062,635	1,669,146
Legacy assets securitized debt	138,662	112,490	100,620	98,388
Excess spread financing (at fair value)	—	44,595	288,089	498,906
ABS nonrecourse debt (at fair value)	496,692	—	—	—
Total liabilities	1,690,809	1,506,622	6,368,461	8,061,313
Total Nationstar Inc. stockholders’ equity	256,372	281,309	757,682	819,262
Noncontrolling interest	—	—	—	4,990
Total equity	256,372	281,309	757,682	824,252

(1)	A summary of notes payable as of March 31, 2013 follows:

Notes Payable	March 31, 2013
(in thousands)
Servicing
MBS Advance Financing Facility	$174,965
Securities Repurchase Facility (2011)	11,774
2010-ABS Advance Financing Facility	194,217
Nationstar Agency Advance Financing Facility	575,035
MSR Note	3,239
2012—AW Agency Advance Financing Facility	—
2012—C ABS Advance Financing Facility	574,437
2012—R ABS Advance Financing Facility	326,821
2012—W ABS Advance Financing Facility	424,503
Reverse Participations Financing Facility	104,799
MBS Advance Financing Facility (2012)	60,012
Originations
$750 Million Warehouse Facility	495,751
$150 Million Warehouse Facility	128,900
$750 Million Warehouse Facility (2011)	197,257
$300 Million Warehouse Facility (2009)	80,847
ASAP+ Short-Term Financing Facility	57,329

$3,409,886

The following tables summarize consolidated financial information for our Operating Segments and the Operating Segments of NMHI. Management analyzes our performance and the performance of NMHI in two separate segments, the Servicing Segment and the Originations Segment, which together constitute our Operating Segments. In addition, we and NMHI have a legacy asset portfolio, which primarily consists of non-prime and non-conforming mortgage loans, most of which were originated from April to July 2007. The Servicing Segment provides loan servicing on our servicing portfolio and the servicing portfolio of NMHI and the Originations Segment involves the origination, packaging and sale of GSE mortgage loans into the secondary markets via whole loan sales or securitizations.

	Year Ended December 31,			Three Months Ended March 31,
	2010	2011	2012	2012	2013
				(unaudited)
	(in thousands)
Statement of Operations Data—Operating Segments Information
Revenues:
Total fee income	$189,884	$269,692	$496,843	$93,440	$251,421
Gain on mortgage loans held for sale	77,498	109,431	487,142	70,500	179,695

Total revenues	267,382	379,123	983,985	163,940	431,116
Total expenses and impairments	194,203	279,537	557,900	87,704	259,511
Other income (expense):
Interest income	12,111	14,981	51,362	5,926	24,359
Interest expense	(60,597)	(68,979)	(182,647)	(20,705)	(88,080)
Contract termination fees	—	—	15,600	—	—
Loss on equity method investments	—	(107)	(14,571)	(117)	—
Gain (loss) on interest rate swaps and caps	(9,801)	298	1,237	38	795

Total other income (expense)	(58,287)	(53,807)	(129,019)	(14,858)	(62,926)

Income before taxes	$14,892	$45,779	$297,066	$61,378	$108,679

	Year Ended December 31,			Three Months Ended March 31,
	2010	2011	2012	2012	2013
	(in thousands)
Income from Operating Segments to Adjusted EBITDA Reconciliation:
Income from Operating Segments	$14,892	$45,779	$297,066	$61,378	$108,679
Adjust for:
Interest expense from unsecured senior notes	24,628	30,464	63,879	8,542	30,690
Depreciation and amortization	1,873	3,395	8,880	1,242	3,528
Change in fair value of MSRs	6,043	39,000	68,242	(495)	9,659
Amortization of mortgage servicing liabilities	—	—	(5,120)	(633)	(275)
Fair value changes on excess spread financing(1)	—	3,060	10,684	4,852	23,891
Share-based compensation	8,999	14,764	14,045	2,395	2,858
Exit costs	—	1,836	—	—	—
Fair value changes in derivatives	9,801	(298)	(1,237)	(38)	(795)
Ineffective portion of cash flow hedge	(930)	(2,032)	—	—	—

Adjusted EBITDA(2)	$65,306	$135,968	$456,439	$77,243	$178,235

(1)	Relates to a financing arrangement on certain MSRs which are carried at fair value under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825, Financial Instruments.
(2)	Adjusted EBITDA is a key performance measure used by management in evaluating the performance of our segments and the segments of NHMI. Adjusted EBITDA represents our and the income (loss) of the Operating Segments of NMHI, and excludes income and expenses that relate to the financing of the senior notes, depreciable (or amortizable) asset base of the business, income taxes (if any), exit costs from our restructuring and the restructuring of NMHI and certain non-cash items. Adjusted EBITDA also excludes results from our legacy asset portfolio and the legacy asset portfolio of NMHI and certain securitization trusts that were consolidated upon adoption of the new accounting guidance eliminating the concept of a qualifying special purpose entity (“QSPE”).

Adjusted EBITDA provides our and NMHI with a key measure of our and NHMI’s Operating Segments’ performance as it assists us in comparing our and NHMI’s Operating Segments’ performance on a consistent basis. Management believes Adjusted EBITDA is useful in assessing the profitability of our and NHMI’s core business and uses Adjusted EBITDA in evaluating our and NHMI’s operating performance as follows:

•

Financing arrangements for our and NHMI’s Operating Segments are secured by assets that are allocated to these segments. Interest expense that relates to the financing of the senior notes is not considered in evaluating our and NHMI’s operating performance because this obligation is serviced by the excess earnings from our and NHMI’s Operating Segments after the debt obligations that are secured by their assets.

•

To monitor operating costs of each Operating Segment excluding the impact from depreciation, amortization and fair value change of the asset base, exit costs from our and NHMI’s restructuring and non-cash operating expense, such as share-based compensation. Operating costs are analyzed to manage costs per us and NHMI’s operating plan and to assess staffing levels, implementation of technology-based solutions, rent and other general and administrative costs.

Management does not assess the growth prospects and the profitability of our and NHMI’s legacy asset portfolio and certain securitization trusts that were consolidated upon adoption of the new accounting guidance, except to the extent necessary to assess whether cash flows from the assets in the legacy asset portfolio are sufficient to service its debt obligations.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our and NHMI’s results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our and NHMI’s cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our and NHMI’s working capital needs;

•	Adjusted EBITDA does not reflect the cash requirements necessary to service principal payments related to the financing of the business;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our corporate debt;

•

although depreciation and amortization and changes in fair value of MSRs are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our and NHMI’s industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these and other limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to Nationstar LLC and NHMI to invest in the growth of our business. Adjusted EBITDA is presented to provide additional information about Nationstar LLC and NHMI’s operations. Adjusted EBITDA is a non-GAAP measure and should be considered in addition to, but not as a substitute for or superior to, operating income, net income, operating cash flow and other measures of financial performance prepared in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

We have provided above a reconciliation of Adjusted EBITDA to the net income of Nationstar LLC and NMHI from Operating Segments, which is the most directly comparable GAAP financial measure.

Adjusted EBITDA, as described in this prospectus supplement, is not calculated in a manner consistent with consolidated EBITDA, which is described under the heading “Description of the Notes.”

RISK FACTORS

You should carefully consider the risks described below, as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business or results of operations in the future. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment in the notes. For other risk factors relating to our business and the industry in which we operate, you should carefully review the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012.

Risks Related to the Notes

Our substantial indebtedness may limit our financial and operating activities and our ability to incur additional debt to fund future needs.

As of March 31, 2013, as adjusted to give effect to this issuance of notes, we and our guarantors had approximately $4.5 billion of total indebtedness, and unfunded availability of approximately $2.6 billion under our various financing facilities. Our substantial indebtedness (approximately $2.6 billion of which was secured) and any future indebtedness we incur could:

•

require us to dedicate a substantial portion of cash flow from operations to the payment of principal and interest on indebtedness, including indebtedness we may incur in the future, thereby reducing the funds available for other purposes;

•	make it more difficult for us to satisfy and comply with our obligations with respect to the notes;

•	subject us to increased sensitivity to increases in prevailing interest rates;

•	place us at a competitive disadvantage to competitors with relatively less debt in economic downturns, adverse industry conditions or catastrophic external events; or

•	reduce our flexibility in planning for or responding to changing business, industry and economic conditions.

In addition, our substantial level of indebtedness could limit our ability to obtain additional financing on acceptable terms or at all to fund future acquisitions, working capital, capital expenditures, debt service requirements, general corporate and other purposes, which would have a material effect on our business and financial condition. Our liquidity needs could vary significantly and may be affected by general economic conditions, industry trends, performance and many other factors not within our control.

Our substantial obligations could have other important consequences. For example, our failure to comply with the restrictive covenants in the agreements governing our indebtedness, including the indenture governing the notes, which limit our ability to incur liens, to incur debt and to sell assets, could result in an event of default that, if not cured or waived, could harm our business or prospects and could result in our bankruptcy.

We may incur more debt, which could limit our financial and operating activities.

We and our subsidiaries are able to incur additional indebtedness in the future, subject to the limitations contained in the agreements governing our indebtedness, including the indenture governing the notes. Although these agreements generally restrict us and our restricted subsidiaries from incurring additional indebtedness, these restrictions are subject to important exceptions and qualifications. If we or our subsidiaries incur additional debt, the related risks could be magnified and could limit our financial and operating activities.

We may not be able to generate sufficient cash flow to meet our debt service obligations, including the notes.

Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations including the notes will depend on our current and future financial performance, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our ratio of earnings to fixed charges for the year ended March 31, 2013 was 2.1 and our interest coverage ratio for the year ended March 31, 2013 was 2.1. While our existing cash flow is not restricted as a result of our securitization arrangements and is sufficient to service our existing debt, if we increase our amount of outstanding debt or our cash flow decreases, we may be unable to meet our debt service obligations.

If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including interest payments and the payment of principal at maturity, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot provide assurance that any refinancing would be possible, that any assets could be sold, or, if sold, of the timeliness and amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Furthermore, our ability to refinance would depend upon the condition of the finance and credit markets. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms or on a timely basis, would materially affect our business, financial condition or results of operations.

In addition, we are dependent on the cash flow of and dividends and distributions to us from our subsidiaries in order to service our current indebtedness. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to any indebtedness of ours or to make any funds available therefor, except for those subsidiaries that have guaranteed our obligations under our outstanding indebtedness and that guarantee our obligations under the notes. The ability of our subsidiaries to pay any dividends and distributions will be subject to, among other things, the terms of any debt instruments of our subsidiaries then in effect as well as applicable law. There can be no assurance that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us that enable us to pay interest or principal on our existing indebtedness or the notes.

We may be unable to repay or repurchase the notes at maturity.

At maturity, the entire outstanding principal amount of the notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to renegotiate these obligations. If upon the maturity date other arrangements prohibit us from repaying the notes, we could try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. In these circumstances, if we were not able to obtain such waivers or refinance these borrowings, we would be unable to repay the notes.

The indenture governing the notes, as well as other agreements governing our debt, include provisions that may restrict our financial and business operations, but may not necessarily restrict our ability to take actions that may impair our ability to repay the notes.

The agreements governing our indebtedness, including our servicing advance facilities that relate to servicing loan portfolios, our warehouse facilities that relate to originating mortgage loans, the notes we issued to finance our purchase of a portfolio of mortgage servicing rights and the indenture that governs the notes, contain negative covenants customary for such financings, such as limiting our ability to sell or dispose of assets, incur additional indebtedness or liens, make certain restricted payments, make certain investments, consummate mergers, consolidations or other business combinations or engage in other lines of business. These restrictions may interfere with our ability to engage in other necessary or desirable business activities, which could materially affect our business, financial condition or results of operations.

Our financing facilities also require us to comply with certain financial ratios and covenants, such as maximum leverage ratios, minimum tangible net worth, minimum liquidity and positive earnings covenants. In addition, availability under certain of our financing facilities is limited by borrowing base and minimum collateral conditions. Our ability to comply with these covenants depends on our financial condition and performance and also is subject to events outside our control. Asset write-downs, other non-cash charges and other one-time events also impact our ability to comply with these covenants. In addition, these restrictions may interfere with our ability to obtain financing or to engage in other necessary or desirable business activities, which may have a material effect on our operations. These covenants are subject to important exceptions and qualifications. Moreover, if we fail to comply with these covenants and are unable to obtain a waiver or amendment, an event of default would result.

Our financing facilities and other debt agreements, including the indenture governing the notes, also contain other events of default customary for such financings. In addition, as a servicer, we are required to observe and perform the covenants and obligations in the agreements under which we service loans. As a servicer, we also have obligations under Regulation AB under the Securities Act. Failure to service in accordance with these requirements may lead to an event of default under our credit facilities. We cannot provide assurance that we would have sufficient liquidity to repay or refinance the notes or borrowings under our credit facilities if such amounts were accelerated upon an event of default. If we are unable to service our debt, this could materially affect our business, financial condition or results of operations.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements covering our indebtedness that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay the principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain alternative financing necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we would be in default under the terms of the agreements governing such indebtedness, which could also result in an event of default under other financing agreements. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, or we could be forced to apply all available cash flows to repay such indebtedness, and, in any case, we could ultimately be forced into bankruptcy or liquidation.

The repayment of the notes is effectively subordinated to substantially all of our existing and future secured debt and the existing and future secured debt of our guarantors to the extent of the value of the assets securing such indebtedness.

The notes, and each guarantee of the notes, are unsecured obligations. The notes, and any other unsecured debt securities issued by us, are effectively junior in right of payment to all secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, or the bankruptcy of our guarantors or special purpose vehicles, holders of any secured indebtedness of ours or of our guarantors will have claims that are prior to the claims of the holders of any debt securities issued by us with respect to the assets securing our other indebtedness. As of March 31, 2013, the aggregate carrying value of our and our guarantors’ secured indebtedness was approximately $2.6 billion.

If we defaulted on our obligations under any of our secured debt, our secured lenders could proceed against the collateral granted to them to secure that indebtedness. If any secured indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the notes. In addition, upon any distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the proceeds of the collateral securing our secured indebtedness before the holders of the notes will be entitled to receive any payment with respect thereto. As a result, the holders of the notes may recover proportionally less than holders of secured indebtedness.

The notes and related subsidiary guarantees are effectively subordinated to indebtedness of our existing and future non-guarantor subsidiaries.

Not all of our subsidiaries guarantee the notes. The notes are effectively subordinated to all indebtedness and other liabilities and commitments, including trade payables, of our existing and future subsidiaries that do not guarantee the notes. Any right of the holders of the notes to participate in the assets of a non-guarantor subsidiary upon any liquidation or reorganization of the subsidiary will be subject to the prior claims of the subsidiary’s creditors.

As of May 28, 2013, Home Community Mortgage, LLC; HomeSearch.com Realty Services Inc.; Nationstar Advance Funding 2012-AW, LLC; Nationstar Advance Funding 2012-C, LLC; Nationstar Advance Funding 2012-R, LLC; Nationstar Advance Funding 2012-W, LLC; Nationstar Advance Funding II LLC; Nationstar Advance Funding Trust 2012-AW; Nationstar Advance Funding Trust 2012-C; Nationstar Advance Funding Trust 2012-R; Nationstar Advance Funding Trust 2012-W; Nationstar Advance Funding, LLC; Nationstar Agency Advance Funding LLC; Nationstar Agency Advance Funding Trust; Nationstar Funding LLC; Nationstar Home Equity Loan 2009-A REO LLC; Nationstar Home Equity Loan Trust 2009-A; Nationstar Mortgage Advance Receivables Trust 2010-ADV1; Nationstar Mortgage JV LLC; Nationstar Mortgage JV Manager LLC; Nationstar Residual LLC; Nationstar Reverse Mortgage Advance Funding LLC; Nationstar Reverse Mortgage Advance Receivables Trust 2012-ADV1, Nationstar Advance Funding III LLC, Nationstar Mortgage Advance Receivables Trust, Solutionstar Appraisals LLC, Solutionstar Default Management Services LLC, Solutionstar Field Services LLC, Solutionstar Realty Services LLC, Solutionstar Holdings LLC, Solutionstar Services LLC, Solutionstar Settlement Services LLC and Solutionstar Settlement Services of Alabama LLC are our non-guarantor subsidiaries. Non-guarantor subsidiaries held approximately 25.3% of our total assets and had liabilities of $2.2 billion as of March 31, 2013.

Unrestricted subsidiaries generally are not subject to any of the covenants in the indenture and do not guarantee the notes, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Subject to compliance with the restrictive covenants contained in the indenture governing the notes, we are permitted to designate certain of our subsidiaries as unrestricted subsidiaries. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the notes, any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. As a result, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries.

Unrestricted subsidiaries are generally not subject to the covenants under the indenture governing the notes and do not guarantee the notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes.

As of the date of this prospectus supplement there are no unrestricted subsidiaries and we do not have any plans to designate any of our subsidiaries as unrestricted subsidiaries.

Your right to be repaid would be adversely affected if a court determined that any of our guarantors made any guarantee for inadequate consideration or with the intent to defraud creditors.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, any guarantee made by any of our guarantors could be voided, or claims under the guarantee made by any of our guarantors could be subordinated to all other obligations of any such guarantor, if the guarantor, at the time it incurred the obligations under the guarantee:

•	incurred the obligations with the intent to hinder, delay or defraud creditors; or

•	received less than reasonably equivalent value in exchange for incurring those obligations; and

•	was insolvent or rendered insolvent by reason of that incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A legal challenge to the obligations under any guarantee on fraudulent conveyance grounds could focus on any benefits received in exchange for the incurrence of those obligations. A guarantee could be subject to the claim that, since the guarantee was incurred for our benefit and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. The liability of each guarantor under the indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor. We believe that each of our guarantors making a guarantee will receive reasonably equivalent value for incurring the guarantee, but a court may disagree with our conclusion.

The measures of insolvency for purposes of the fraudulent transfer laws vary depending on the law applied in the proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, is greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets is less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.

The credit ratings assigned to the notes may not reflect all risks of an investment in the notes.

The credit ratings assigned to the notes reflect the rating agencies’ assessments of our ability to make payments on the notes when due. Consequently, actual or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

Adverse changes in the ratings of the notes may cause their trading price to fall and affect the marketability of the notes.

Rating agencies may lower, suspend or withdraw ratings on the notes or our other debt in the future. Note holders will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market prices or marketability of the notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.

Upon the occurrence of a “change of control,” as defined in the indenture governing the notes, we must offer to buy back the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest and special interest, if any, to the date of the repurchase. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture governing the notes. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

If a change of control occurs, it is possible that we may not have sufficient assets at the time of the change of control to make the required repurchase of notes or to satisfy all obligations under our other debt instruments, including future debt instruments. In order to satisfy our obligations, we could seek to refinance our indebtedness or obtain a waiver from the other lenders or you as a holder of the notes. We cannot assure you that we would be able to obtain a waiver or refinance our indebtedness on terms acceptable to us, if at all. Our failure to repurchase any notes submitted in a change of control offer could constitute an event of default under our other debt documents, even if the change of control offer itself would not cause a default under the indenture governing the notes.

The change of control provision in the indenture may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change of the magnitude required under the definition of a change of control triggering event in the indenture to trigger our obligation to repurchase the notes.

The secondary market for the notes may be illiquid.

The notes constitute a new issue of securities with no established trading market. We intend to apply to list the notes on the NYSE. If approved for listing, trading on the NYSE is expected to commence within 30 days after the notes are first issued. However, listing the notes on the NYSE does not guarantee that a trading market will develop or, if a trading market does develop, the depth or liquidity of that market or the ability of holders to sell their notes easily. In addition, the liquidity of the trading market in the notes, and the market prices quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active after-market for the notes will develop or be sustained, that holders of the notes will be able to sell their notes or that holders of the notes will be able to sell their notes at favorable prices.

If a trading market does develop, general market conditions and unpredictable factors could adversely affect market prices for the notes.

If a trading market does develop, there can be no assurance about the market prices for the notes. Several factors, many of which are beyond our control, will influence the market value of the notes. Factors that might influence the market value of the notes include, but are not limited to:

•	our creditworthiness, financial condition, performance and prospects;

•	whether the ratings on the notes provided by any ratings agency have changed;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

If you purchase the notes, whether in this offering or in the secondary market, the notes may subsequently trade at a discount to the price that you paid for them.

Conflicts of interest may exist with respect to certain underwriters in this offering.

Credit Suisse AG, an affiliate of Credit Suisse, one of the underwriters in this offering, is the lender under our $700 million 2012-C ABS Advance Financing Facility. Credit Suisse AG has on past funding dates under the facility waived certain conditions to funding, and we may ask them to do so on future funding dates; however, there can be no assurance it will do so. These waivers related to certain funding report verification items. Credit

Suisse AG is also the lender under our $125 million secured servicing advance facility, which we entered into to fund certain servicing advance receivables we acquired in connection with the acquisition under the BANA Purchase Agreement. Credit Suisse was also an initial purchaser in connection with the offerings in April 2012 and July 2012 of our 9.625% Senior Notes due 2019, the offerings in September 2012 of our 7.875% Senior Notes due 2020 and the offerings in February and March 2013 of our 6.500% Senior Notes due 2021, and acted as a placement agent for our offering of Asset-Backed Notes in January 2013.

BANA, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters in this offering, is the lender under our $750 Million Warehouse Facility, and Merrill Lynch, Pierce, Fenner & Smith Incorporated was an initial purchaser in connection with the offering in April 2012 of our 9.625% Senior Notes due 2019, the offerings in September 2012 of our 7.875% Senior Notes due 2020 and the offerings in February and March 2013 of our 6.500% Senior Notes due 2021.

In January 2013, we entered into the BANA Purchase Agreement with BANA, which provides for customary mutual representations and warranties and cross-indemnities. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an underwriter in this offering, will receive more than 5% of the net proceeds of this offering in connection with the acquisition under the BANA Purchase Agreement. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of FINRA. In accordance with this rule, Credit Suisse Securities (USA) LLC (“Credit Suisse”), an underwriter in this offering, has assumed the responsibilities of acting as a qualified independent underwriter. In its role as qualified independent underwriter, Credit Suisse has participated in due diligence and the preparation of this prospectus supplement. Credit Suisse will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. Merrill Lynch, Pierce, Fenner & Smith Incorporated will not confirm sales of the notes to any account over which they exercise discretionary authority without the prior written approval of the customer. See “Underwriting (Conflicts of Interest).”

In connection with the settlement agreement that BANA, certain affiliates of BANA and Countrywide Financial Corporation (“Countrywide”) entered into with The Bank of New York Mellon relating to certain legacy Countrywide residential mortgage-backed securitization repurchase exposures (the “Settlement”), BANA agreed to transfer the servicing related to certain high-risk loans to approved subservicers. The Company is an approved subservicer under the Settlement. While the Settlement has not received final court approval, BANA expects to transfer the servicing under the Settlement of certain loans to us in accordance with the terms of the Settlement for which we expect to be paid subservicing fees in accordance with the Settlement.

Barclays Bank plc, an affiliate of Barclays Capital Inc., one of the underwriters in this offering, is the lender under our $750 Million Warehouse Facility (2011) (which was subsequently increased to $1.0 billion) and the holder of commitments in respect of variable funding notes issued by our 2011-1 Agency Advance Financing Facility, for which Barclays Bank plc is also the administrative agent. Barclays Capital Inc. was also an initial purchaser in connection with the offering in April 2012 of our 9.625% Senior Notes due 2019, the offerings in September 2012 of our 7.875% Senior Notes due 2020 and the offerings in February and March 2013 of our 6.500% Senior Notes due 2021. Barclays Capital Inc. was also the lead manager for our offering of Asset-Backed Notes in January 2013. Barclays Bank plc or Barclays Capital Inc., as the case may be, receive customary fees and commissions for these transactions.

Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, one of the underwriters in this offering, is the lender under our 2010-ABS Advance Financing Facility, $450 million (which was subsequently increased to $500 million) 2012-W ABS Advance Financing Facility and $150 million (which was subsequently adjusted down to $100 million) 2012-AW Agency Advance Financing Facility. Wells Fargo Bank, N.A. also acts as Master Servicer under certain of our servicing agreements related to mortgage loans for which we act as servicer. Wells Fargo Bank, N.A. receives customary fees and commissions for these transactions. Wells Fargo Bank, N.A. has on past funding dates under certain of the facilities waived certain conditions to funding, and we may ask them to do so on future funding dates; however, there can be no assurance it will do so. These waivers related to (i) the amount of eligible collateral pledged and (ii) certain funding report verification items.

Wells Fargo Bank, N.A. will also be the indenture trustee for the indenture governing the notes offered hereby and is the indenture trustee for our outstanding 10.875% Senior Notes due 2015, 9.625% Senior Notes due 2019, 7.875% Senior Notes due 2020 and 6.500% Senior Notes due 2021. Wells Fargo Securities, LLC was an initial purchaser in connection with the offerings in April 2012 and July 2012 of our 9.625% Senior Notes due 2019, the offerings in September 2012 of our 7.875% Senior Notes due 2020 and the offerings in February and March 2013 of our 6.500% Senior Notes due 2021, and acted as a placement agent for our offering of Asset-Backed Notes in January 2013.

Additionally, we intend to make further purchases of servicing rights from third parties in the future, which could include underwriters or their affiliates, and it is possible that we may use a portion of the proceeds of this offering to fund such future acquisitions. In connection with such acquisitions, we may enter into additional borrowing arrangements, including with our underwriters or their affiliates. Therefore, conflicts of interest could exist because underwriters or their affiliates could receive proceeds from this offering in addition to the underwriting discounts and commissions described in this prospectus supplement. See “Underwriting (Conflicts of Interest).”

USE OF PROCEEDS

We estimate the net proceeds from the issuance and sale of the notes offered hereby, after deducting underwriting discounts and estimated offering expenses, will be approximately $295,000,000. We intend to use the net proceeds from this offering for general corporate purposes, which may include future acquisitions and transfers of servicing portfolios, including, but not limited to, the acquisition under the BANA Purchase Agreement, and/or related businesses from third parties, including, but not limited to, from one or more affiliates of the underwriters.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization of NHMI as of March 31, 2013:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance of $300,000,000 aggregate principal amount of notes offered hereby and the application of the net proceeds described under “Use of Proceeds.”

This table is qualified in its entirety by reference to, and should be read together with, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, incorporated by reference in this prospectus supplement.

	March 31, 2013
	Actual	As Adjusted
	(unaudited, in thousands)
Cash and cash equivalents	$220,039	$515,039

Debt:
10.875% unsecured senior notes due 2015	$282,046	$282,046
9.625% unsecured senior notes due 2019	379,896	379,896
7.875% unsecured senior notes due 2020	400,704	400,704
6.500% unsecured senior notes due 2021	606,500	606,500
6.500% unsecured senior notes offered hereby	—	300,000
Notes payable:
Servicing:
MBS Advance Financing Facility(1)	174,965	174,965
Securities Repurchase Facility (2011)	11,774	11,774
2010-ABS Advance Financing Facility	194,217	194,217
Nationstar agency advance financing facility(2)	575,035	575,035
MSR Note	3,239	3,239
2012-AW agency advance financing facility	—	—
2012-C ABS advance financing facility	574,437	574,437
2012-R ABS advance financing facility	326,821	326,821
2012-W ABS advance financing facility	424,503	424,503
Reverse participations financing facility	104,799	104,799
MBS advance financing facility (2012)	60,012	60,012
Originations:
$750 million warehouse facility	495,751	495,751
$150 million warehouse facility(3)	128,900	128,900
$750 million warehouse facility (2011)(4)	197,257	197,257
$300 million warehouse facility (2009)	80,847	80,847
ASAP+ Short-Term Financing Facility	57,329	57,329

Total notes payable	3,409,886	3,409,886

Non-recourse debt—Legacy Assets	98,388	98,388
Excess spread financing (at fair value)	498,906	498,906
Participating interest financing	745,263	745,263

Total debt	6,421,589	6,721,589
Total Nationstar Inc. stockholders’ equity	819,262	819,262
Noncontrolling interest	4,990	4,990

Total capitalization	$7,245,841	$7,545,841

(1)	The total capacity of this facility has been increased since March 31, 2013. The size of this facility is now $775 million.
(2)	The total capacity of this facility has been increased since March 31, 2013. The size of this facility is now $1.2 billion.
(3)	The total capacity of this facility has been increased since March 31, 2013. The size of this facility is now $300 million.
(4)	The total capacity of this facility has been increased since March 31, 2013. The size of this facility is now $1.0 billion.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for each of the periods shown. For purposes of calculating this ratio, (i) earnings consist of income (loss) from continuing operations before provision (benefit) for income taxes and fixed charges and (ii) fixed charges consist of interest expense, which includes amortization of deferred finance charges, and imputed interest on our lease obligations. The interest component of rent was determined based on an estimate of a reasonable interest factor at the inception of the leases.

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
	($ in thousands)
Calculation of income/(loss) from continuing before income taxes and fixed charges
Net income/(loss) from continuing operations	$(157,610)	$(80,877)	$(9,914)	$20,887	$205,287	$50,186	$62,616
Income tax expense	—	—	—	—	71,296	3,145	38,377
Loss from equity method investments	—	—	—	107	14,571	117	—
Fixed Charges	70,255	73,431	119,288	109,039	202,470	25,848	94,120

Earnings as adjusted	(87,355)	(7,446)	109,374	130,033	493,624	79,296	195,113

Calculation of fixed charges
Interest expense	65,548	69,883	116,163	105,375	197,308	24,980	92,374
Interest on lease obligations	4,707	3,548	3,125	3,664	5,162	868	1,746

Total fixed charges	70,255	73,431	119,288	109,039	202,470	25,848	94,120
Calculation of Earnings to Fixed Charges	(1.24)	(0.10)	0.92	1.19	2.44	3.07	2.07
Coverage deficiencies	157,610	80,877	9,914	—	—	—	—

DESCRIPTION OF THE NOTES

We will issue the notes under an indenture (as supplemented from time to time, the “Indenture”), among the Company, the Co-Issuer, the guarantors party thereto and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).

The following is a summary of the material provisions of the Indenture. We urge you to read the Indenture, including the form and terms of the notes, because it defines your rights as a holder of notes. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). You may request a copy of the Indenture at our address as shown under “—Additional Information” below. You can find definitions of certain capitalized terms used in this section under “—Certain Definitions.” For purposes of this section, references to the “Company” or “our” include only Nationstar Mortgage LLC and Nationstar Capital Corporation and not any other subsidiaries of Nationstar Mortgage Holdings Inc. The term “Issuers” refers collectively to Nationstar Mortgage LLC and Nationstar Capital Corporation.

The Issuers will issue $300,000,000 aggregate principal amount of the notes due 2022 in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Trustee will initially act as the paying agent (the “Paying Agent”) and the registrar (the “Registrar”) for the notes. The Company may change any Paying Agent and Registrar without notice to holders of the notes (the “Holders”). The Company will pay principal (and premium, if any) on the notes at the Trustee’s corporate trust office in New York, New York. At the Company’s option, interest, if any, may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of Holders.

Brief Description of the Notes and the Note Guarantees

The notes will be:

•	general unsecured obligations of the Issuers;

•	pari passu in right of payment with all existing and any future senior Indebtedness of the Issuers;

•	effectively junior in right of payment to all existing and future senior secured Indebtedness of the Issuers to the extent of the assets securing such Indebtedness;

•	senior in right of payment to all existing and future subordinated Indebtedness of the Issuers;

•	fully and unconditionally guaranteed on a senior unsecured basis by the Guarantors; and

•	effectively junior to any existing and future liabilities of our non-Guarantor subsidiaries.

Without limitation on the generality of the foregoing, the notes will be effectively subordinated to secured Indebtedness of the Company—including, without limitation, all Indebtedness under the Existing Facilities, Permitted Servicing Advance Facility Indebtedness, Permitted Warehouse Indebtedness, Permitted MSR Indebtedness, Permitted Residual Indebtedness and Securitization Indebtedness. In the event of the Company’s bankruptcy, liquidation, reorganization or other winding up, the Company’s assets that secure such secured Indebtedness will be available to pay obligations on the notes only after all Indebtedness under such secured Indebtedness has been repaid in full from such assets.

The notes will be fully and unconditionally guaranteed by all of the Company’s existing and future Domestic Subsidiaries other than our future Excluded Restricted Subsidiaries, our existing and future Securitization Entities, our future Warehouse Facility Trusts, our future MSR Facility Trusts, certain other existing and future Restricted Subsidiaries and other than any Domestic Subsidiaries designated as Unrestricted Subsidiaries in the future, and by Nationstar Mortgage Holdings Inc. (“NMHI”), Nationstar Sub1 LLC (“Sub1”) and Nationstar Sub2 LLC (“Sub2” and, together with NMHI and Sub1, “the Parent Entities”). As of May 28, 2013, Home Community Mortgage, LLC; HomeSearch.com Realty Services Inc.; Nationstar Advance Funding

2012-AW, LLC; Nationstar Advance Funding 2012-C, LLC; Nationstar Advance Funding 2012-R, LLC; Nationstar Advance Funding 2012-W, LLC; Nationstar Advance Funding II LLC; Nationstar Advance Funding Trust 2012-AW; Nationstar Advance Funding Trust 2012-C; Nationstar Advance Funding Trust 2012-R; Nationstar Advance Funding Trust 2012-W; Nationstar Advance Funding, LLC; Nationstar Agency Advance Funding LLC; Nationstar Agency Advance Funding Trust; Nationstar Funding LLC; Nationstar Home Equity Loan 2009-A REO LLC; Nationstar Home Equity Loan Trust 2009-A; Nationstar Mortgage Advance Receivables Trust 2010-ADV1; Nationstar Mortgage JV LLC; Nationstar Mortgage JV Manager LLC; Nationstar Residual LLC; Nationstar Reverse Mortgage Advance Funding LLC; Nationstar Reverse Mortgage Advance Receivables Trust 2012-ADV1, Nationstar Advance Funding III LLC, Nationstar Mortgage Advance Receivables Trust, Solutionstar Appraisals LLC, Solutionstar Default Management Services LLC, Solutionstar Field Services LLC, Solutionstar Realty Services LLC, Solutionstar Holdings LLC, Solutionstar Services LLC, Solutionstar Settlement Services LLC and Solutionstar Settlement Services of Alabama LLC are our non-guarantor subsidiaries. Non-guarantor subsidiaries held approximately 25.3% of our total assets and had liabilities of $2.2 billion as of March 31, 2013.

Each Note Guarantee will be:

•	a general unsecured obligation of the Guarantor;

•	pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor;

•	effectively junior in right of payment to all existing and future senior secured Indebtedness of that Guarantor to the extent of the assets securing such Indebtedness; and

•	senior in right of payment to all existing and future subordinated Indebtedness of that Guarantor.

Without limitation on the generality of the foregoing, the Note Guarantees are effectively subordinated to secured Indebtedness of the Guarantor—including, without limitation, all Indebtedness under the Existing Facilities, Permitted Servicing Advance Facility Indebtedness, Permitted Warehouse Indebtedness, Permitted MSR Indebtedness, Permitted Residual Indebtedness, Securitization Indebtedness and any secured guarantee of the Indebtedness of the Company. In the event of a Guarantor’s bankruptcy, liquidation, reorganization or other winding up or similar proceeding, the Guarantor’s assets that secure such secured Indebtedness of the Guarantor will be available to pay obligations on its Note Guarantee only after all Indebtedness under such secured Indebtedness has been repaid in full from such assets.

As of the date of the Indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any notes selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed. The registered Holder of a note will be treated as the owner of the note for all purposes.

Principal, Maturity and Interest

The notes are initially being offered up to the principal amount of $300,000,000. The Issuers may, without the consent of the Holders, increase the principal amount of the notes issued under the Indenture in the future on the same terms and conditions and with the same CUSIP number as the notes being offered hereby. Any offering of additional notes is subject to the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes offered hereby and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture.

The notes will mature on June 1, 2022. Interest on the notes will accrue at the rate of 6.500% per annum and will be payable semiannually in cash on each June 1 and December 1, commencing on December 1, 2013, to the persons who are registered Holders at the close of business on the May 15 and November 15 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including May 31, 2013.

The notes will not be entitled to the benefit of any mandatory sinking fund.

Note Guarantees

The notes will be fully and unconditionally guaranteed by each of the Company’s current and future Domestic Subsidiaries, other than our future Excluded Restricted Subsidiaries, Securitization Entities, Warehouse Facility Trusts, MSR Facility Trusts, certain other Restricted Subsidiaries and future Unrestricted Subsidiaries, and by the Parent Entities. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not, however, be effective to protect a Note Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Guarantor’s obligation to an amount that effectively makes its Note Guarantee worthless. If a Note Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors—Your right to be repaid would be adversely affected if a court determined that any of our guarantors made any guarantee for inadequate consideration or with the intent to defraud creditors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuers or another Guarantor, unless:

(1)	except in the case of a merger entered into solely for the purpose of reincorporating a Guarantor in another jurisdiction, immediately after giving effect to that transaction, no Default or Event of Default shall have occurred and be continuing; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if not the Guarantor) assumes all the obligations of that Guarantor under the Indenture and its Note Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

(b)	the Net Proceeds of such sale or other disposition are either (i) applied in accordance with the applicable provisions of the Indenture or (ii) not required to be applied in accordance with any provision of the Indenture.

The Note Guarantee of a Guarantor will be automatically and unconditionally released:

(1)	in connection with any sale, transfer or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2)	in connection with any sale, transfer or other disposition of all of the Capital Stock of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture or if any Restricted Subsidiary is no longer required to be a Guarantor pursuant to the covenant described under “—Limitation on Guarantees by Restricted Subsidiaries”; or

(4)	upon legal defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Redemption

Optional Redemption. At any time prior to December 1, 2017, the Issuers may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100.0% of the principal amount of the notes redeemed plus the Applicable Premium, plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable date of redemption (subject to the rights of Holders of notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption).

On or after December 1, 2017, the Issuers may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve month period beginning on December 1 of the years indicated below, subject to the rights of Holders of notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption:

Year	Percentage
2017	103.250%
2018	101.625%
2019 and thereafter	100.000%

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of (i) 1.0% of the then outstanding principal amount of such note and (ii) the excess of:

(1)	the present value at such redemption date of the sum of (A) the redemption price of such note at December 1, 2017 (such redemption price being set forth in the table appearing above under “—Optional Redemption”) plus (B) all required interest payments due on such note through December 1, 2017 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2)	the then outstanding principal amount of such note.

“Treasury Rate” means, as determined by the Issuers, as of the applicable redemption date, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 1, 2017; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to December 1, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Optional Redemption Upon Equity Offerings. At any time, or from time to time, on or prior to June 1, 2016, the Issuers may, at their option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the principal amount of all notes issued under the Indenture at a redemption price equal to 106.500% of the principal amount of the notes so redeemed plus accrued and unpaid interest, if any, to the date of redemption (subject to the rights of Holders of such notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption); provided that:

(1)	at least 65% of the principal amount of all notes issued under the Indenture remains outstanding immediately after any such redemption; and

(2)	the Issuers makes such redemption not more than 120 days after the consummation of any such Equity Offering.

“Equity Offering” means a sale either (1) of Equity Interests of the Company (other than Disqualified Capital Stock and other than to a Subsidiary of the Company) by the Company or (2) of Equity Interests of a direct or indirect parent entity of the Company (other than to the Company or a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent.

In addition to the Issuers’ rights to redeem notes as set forth above, the Issuers may at any time and from time to time purchase notes in open-market transactions, tender offers or otherwise.

Selection and Notice of Redemption

In the event that the Issuers choose to redeem less than all of the notes issued under the Indenture, selection of the notes for redemption will be made by the Trustee either:

(1)	in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

(2)	on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No notes of a principal amount of $2,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Issuers have deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Issuers purchase all or a portion of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101.0% of the principal amount of the notes redeemed plus accrued and unpaid interest, if any, to the date of purchase (subject to the rights of Holders of notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of redemption).

Within 30 days following the date upon which a Change of Control occurs, the Issuers must send, by first class mail, a notice to each Holder, with a copy to the Trustee or otherwise in accordance with the procedures of

DTC, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date. Holders will be entitled to withdraw their tendered notes and their election to require the Issuers to purchase such notes; provided that the Paying Agent receives, not later than the close of business on the last day of the offer period, a facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of the notes tendered for purchase, and a statement that such Holder is withdrawing his tendered notes and his election to have such notes purchased.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

If a Change of Control Offer is made, we cannot assure you that the Issuers will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Issuers are required to purchase notes pursuant to a Change of Control Offer, the Issuers expect that they would seek third-party financing to the extent they do not have available funds to meet their purchase obligations. However, we cannot assure you that the Issuers would be able to obtain such financing. See “Risk Factors—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.”

The Company’s other existing and future senior Indebtedness may prohibit events that would constitute a Change of Control. If the Company were to experience a change of control that triggers a default under such other senior Indebtedness, the Company could seek a waiver of such default or seek to refinance such other senior Indebtedness. In the event that the Company does not obtain such a waiver or refinance such senior Indebtedness, such default could result in amounts outstanding under such other senior Indebtedness to be declared due and payable. In addition, the exercise by the Holders of notes of their right to require the Issuers to repurchase the notes could cause a default under such other senior Indebtedness, even if the occurrence of the Change of Control itself does not, due to the financial effect of such repurchases on the Issuers.

Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder’s right to redemption upon a Change of Control; such provisions may only be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property and to make Restricted Payments (as defined below) may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and we cannot assure you that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, other than a Required Asset Sale or any Legacy Loan Portfolio Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75.0% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets (or a third party on behalf of such transferee) pursuant to a customary novation or other agreement that releases the Company or such Restricted Subsidiary from further liability;

(b)	any securities, notes or other obligations or assets received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof, to the extent of the cash received in that conversion; and

(c)	any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $125.0 million and (y) 2.5% of Total Assets, at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, including a Required Asset Sale or a Legacy Loan Portfolio Sale, the Issuers (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at their or its option, in any combination of the following:

(1)

to prepay or repay Secured Debt or Indebtedness of any Restricted Subsidiary of the Company that is not a Guarantor, and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided, however, that, except in the case of Net Proceeds from a Legacy Loan Portfolio Sale, Net Proceeds, may not be applied to the prepayment or repayment of Non-Recourse Indebtedness, Indebtedness under Existing Facilities or Permitted Funding Indebtedness, other than Non-Recourse Indebtedness, Indebtedness under Existing Facilities or Permitted Funding Indebtedness secured by a Lien on the asset or assets that were subject to such Asset Sale;

(2)	to prepay or repay Pari Passu Debt permitted to be incurred pursuant to the Indenture to the extent required by the terms thereof, and, in the case of Pari Passu Debt under revolving credit facilities or other similar Indebtedness, to correspondingly reduce commitments with respect thereto;

(3)	to make one or more offers to the holders of the notes (and, at the option of the Company, the holders of Pari Passu Debt) to purchase notes (and such other Pari Passu Debt) pursuant to and subject to the conditions applicable to Asset Sale Offers described below;

(4)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company; or

(5)	to acquire other assets (including, without limitation, MSRs and Securitization Assets) that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings and/or borrowings under Permitted Funding Indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $60.0 million, within thirty days thereof, the Issuers will make an Asset Sale Offer to all holders of notes and all holders of Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such Pari Passu Debt that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100.0% of the principal amount (or, in the case of any other Pari Passu Debt offered at a significant original issue discount, 100.0% of the accreted value thereof, if permitted by the relevant indenture or other agreement governing such Pari Passu Debt) plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the notes and such Pari Passu Debt to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Certain Covenants

Covenant Suspension

During any period of time that the notes are rated Investment Grade and no Default or Event of Default has occurred and is then continuing, the Company and its Restricted Subsidiaries will not be subject to the following covenants:

•	“Repurchase at the Option of Holders—Asset Sales;”

•	“—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock;”

•	“—Certain Covenants—Limitation on Restricted Payments;”

•	“—Certain Covenants—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

•	clause (2) of the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets;”

•	“—Certain Covenants—Limitation on Transactions with Affiliates;”

•	“—Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries;” and

•	“—Certain Covenants—Conduct of Business”

(collectively, the “Suspended Covenants”). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies, as applicable, withdraws its ratings or downgrades the ratings assigned to the notes such that the notes are not rated Investment Grade, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, it being understood that no actions taken by (or omissions of) the Company or any of its Restricted Subsidiaries during the suspension period shall constitute a Default or an Event of Default under the Suspended Covenants. Furthermore, after the time of reinstatement of the Suspended Covenants upon such withdrawal or downgrade, calculations with respect to Restricted Payments will be made in accordance with the terms of the covenant described below under “—Certain Covenants—Limitation on Restricted Payments” as though such covenant had been in effect during the entire period of time from the Issue Date.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (including, without limitation, Acquired Indebtedness) and the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock, in each case other than Permitted Indebtedness.

Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), and the Company’s Restricted Subsidiaries may issue Preferred Stock, in each case if on the date of the incurrence of such Indebtedness or Preferred Stock, after giving effect to the incurrence thereof and the use of proceeds thereof, the Fixed Charge Coverage Ratio of the Company is at least 2.0 to 1.0.

Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;

(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than in exchange for Qualified Capital Stock of the Company);

(3)

make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness (other than Indebtedness owed by the Company or any Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company or the Company) of the Company or any Restricted Subsidiary that is subordinate or junior in right of payment to the notes; or

(4)	make any Restricted Investment

if at the time of such action (each such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as, a “Restricted Payment”) or immediately after giving effect thereto,

(1)	a Default or an Event of Default shall have occurred and be continuing; or

(2)	immediately after giving effect thereto on a pro forma basis, the Company is not able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the second paragraph of the covenant described above under the caption “—Limitation on the Incurrence of Indebtedness and Issuance of Preferred Stock;” or

(3)	the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property) shall exceed the sum of:

(a)	50.0% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the 2010 Issue Date occurred to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100.0% of such deficit); plus

(b)	100.0% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Company from any Person since the 2010 Issue Date including:

i.	any contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Capital Stock and Excluded Contributions);

ii.	the issuance or sale of convertible or exchangeable Disqualified Capital Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Capital Stock or debt securities) sold to a Subsidiary of the Company); plus

(c)	to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d)	to the extent that any Unrestricted Subsidiary of the Company is designated as a Restricted Subsidiary of the Company after the Issue Date, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice under the Indenture;

(2)	the making of any Restricted Payment, either (i) solely in exchange for shares of Qualified Capital Stock of the Company, (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or (iii) through the application of a substantially concurrent cash capital contribution received by the Company from its shareholders (which capital contribution (to the extent so used) shall be excluded from the calculation of amounts under clause (3)(b) of the immediately preceding paragraph);

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Restricted Subsidiary (including the acquisition of any shares of Disqualified Capital Stock of the Company) that is unsecured or contractually subordinated to the notes or to any Note Guarantee by exchange for, or out of the net cash proceeds from a substantially concurrent incurrence of Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(4)	so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, retirement or other acquisition or retirement for value by the Company of Common Stock (or options, warrants or other rights to acquire Common Stock) of the Company (or payments to any direct or indirect parent company of the Company to permit distributions to repurchase common equity (or options, warrants or other rights to acquire common equity) thereof) of such direct or indirect parent company) from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Company, any direct or indirect parent company of the Company, or any of its Subsidiaries or their authorized representatives, in an aggregate amount not to exceed $10.0 million in any calendar year plus (i) the aggregate net cash proceeds received by the Company after the Issue Date from the issuance of such Equity Interests to, or the exercise of options to purchase such Equity Interests by, any current or former director, officer or employee of the Company or any Restricted Subsidiary of the Company (provided that the amount of such net cash proceeds received by the Company and utilized pursuant to this clause (4)(i) for any such repurchase, redemption, acquisition or retirement will be excluded from clause (3)(b) of the preceding paragraph) and (ii) the proceeds of “key-man” life insurance policies that are used to make such redemptions or repurchases; provided that amounts available pursuant to this clause (4) to be utilized for Restricted Payments during any twelve-month period may be carried forward and utilized in the next succeeding twelve-month period and provided, further, that the cancellation of Indebtedness owing to the Company from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Company or any of its Restricted Subsidiaries in connection with any repurchase of Capital Stock of such entities (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment under the Indenture;

(5)	(a) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants and (b) repurchases of Equity Interests or options to purchase Equity Interests deemed to occur in connection with the exercise of stock options to the extent necessary to pay applicable withholding taxes;

(6)	the declaration and payment of dividends or making of distributions by the Company to, or the making of loans to, its direct parent company in amounts required for the Company’s direct or indirect parent entities (including a corporation organized to hold interests in the Company in connection with the public issuance of shares) to pay, without duplication as to amounts of:

(a)	franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of the Company and its direct and indirect parent entities plus $500,000 per year;

(b)

federal, state, and local income taxes of the direct or indirect parent entity or of or on a consolidated or combined tax group of which the direct or indirect parent is the common parent, in each case to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and not directly payable by the Company or its Restricted Subsidiaries and, to the extent of the amount actually received from any of the Company’s Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries of the Company; provided that (i) in determining such taxes, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, shall be taken into account, (ii) if there is an adjustment in the amount of Taxable Income for any periods, an appropriate positive or negative adjustment shall be made to the amount of distributions or loans permitted pursuant to this Section 6(b), and if the adjustment is negative, then the permitted distribution on loan for succeeding periods shall be reduced (without duplication of reductions due to clause 6(b)(i) hereof and with appropriate adjustments for any contributions to the Company in respect of such negative adjustment to Taxable Income) to take into account such negative amount until such negative amount is reduced to zero, (iii) any distribution or loan in respect of such taxes other than amounts relating to estimated payments shall be computed by a nationally recognized accounting firm and (iv) in no event will such dividends and loans exceed the amounts that the Company and its Restricted and/ or Unrestricted Subsidiaries (as applicable) would have paid a stand-alone group;

(c)	customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operations of the Company and its Restricted Subsidiaries; and

(d)	general corporate overhead expenses and other expenses incidental to being a public company (including, without limitation, audit, listing and legal expense) of any direct or indirect parent company of the Company to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(7)	so long as no Default or Event of Default shall have occurred and be continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Capital Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test set forth in the second paragraph of the covenant described above under the caption “—Limitation on the Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(9)	any repricing or issuance of employee stock options or the adoption of bonus arrangements, in each case in connection with the issuance of the notes, and payments pursuant to such arrangements;

(10)	Restricted Payments that are made with Excluded Contributions;

(11)	Restricted Payments made with Net Cash Proceeds from Asset Sales remaining after application thereof as required by the “Asset Sale” provisions of the Indenture (including after the making by the Issuers of any Asset Sale Offer required to be made by the Issuers pursuant to such covenant and the purchase of all notes tendered therein);

(12)	upon occurrence of a Change of Control and within 60 days after the completion of the Change of Control Offer pursuant to the “Change of Control” provisions of the Indenture (including the purchase of all notes tendered), any purchase or redemption of Obligations of the Company that are subordinate or junior in right of payment to the notes required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101.0% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom) and (B) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by the Company or any Restricted Subsidiary of the Company;

(13)	Restricted Payments in an amount not to exceed $100.0 million;

(14)

the payment of dividends on the Company’s Common Stock (or the payment of dividends to any direct or indirect parent of the Company to fund the payment of dividends on its Common Stock) after the Issue Date, of up to 6.0% per annum of the net proceeds received by or contributed to the Company (or any direct or indirect parent of the Company and contributed to the Company) since the 2010 Issue Date in any public equity offering, other than public equity offerings registered on Form S-8 and other than any public sale constituting an Excluded Contribution, provided, however, that the amount of any such net proceeds that is utilized for any such Restricted Payment shall be excluded from the calculation of amounts under clause 3(b) of the immediately preceding paragraph; and

(15)	any transfer, dividend or other distribution of Parent Stock or any proceeds from a transfer thereof to a direct or indirect parent entity of the Company.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) of the second paragraph of this covenant, amounts expended pursuant to clauses (1), (4), (7) and (13) shall be included in such calculation.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(1)	pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary of the Company; or

(3)	transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except, with respect to clauses (1), (2) and (3), for such encumbrances or restrictions existing under or by reason of:

(a)	applicable law, rule, regulation or order;

(b)	the Indenture and the notes;

(c)	customary non-assignment provisions of any contract or any lease of any Restricted Subsidiary of the Company;

(d)	any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e)	the Existing Facilities as each exists on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that any restrictions imposed pursuant to any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are ordinary and customary with respect to facilities similar to the Existing Facilities (under the relevant circumstances) and will not materially affect the Company’s ability to make anticipated principal and interest payments on the notes (as determined in good faith by the Board of Directors of the Company);

(f)	agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(g)	restrictions on the transfer of assets (other than cash) held in a Restricted Subsidiary of the Company imposed under any agreement governing Indebtedness incurred in accordance with the Indenture;

(h)	provisions in agreements evidencing Permitted Funding Indebtedness that impose restrictions on the collateral securing such Indebtedness;

(i)	restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(j)	restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

(k)	any agreement or instrument governing Capital Stock of any Person that is acquired;

(l)	the requirements of any Securitization, Warehouse Facility or MSR Facility that are exclusively applicable to any Securitization Entity, Warehouse Facility Trust, MSR Facility Trust or special purpose Subsidiary of the Company formed in connection therewith;

(m)	customary provisions in joint venture and other similar agreements relating solely to such joint venture;

(n)	customary provisions in leases, licenses and other agreements entered into in the ordinary course of business;

(o)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(p)	other Indebtedness, Disqualified Capital Stock or Preferred Stock of Foreign Subsidiaries of the Company permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on the Incurrence of Indebtedness and Issuance of Preferred Stock” that impose restrictions solely on the Foreign Subsidiaries party thereto; provided that the restrictions will not materially affect the ability of the Issuers to pay the principal, interest and premium, if any, on the Notes, as determined in good faith by the Company; and

(q)	any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (b) through (d), (f) through (n) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors whose judgment shall be conclusively binding, not materially more restrictive with respect to such dividend and other payment restrictions, taken as a whole, than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind on the assets of the Company or its Restricted Subsidiaries securing Indebtedness of the Company or its Restricted Subsidiaries unless:

(1)	in the case of Liens securing Indebtedness of the Company or its Restricted Subsidiaries that is expressly subordinate or junior in right of payment to the notes, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2)	in all other cases, the notes are equally and ratably secured except for:

(a)	Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(b)	Liens securing the notes and the Note Guarantees;

(c)	Liens securing Non-Recourse Indebtedness;

(d)	Liens securing Permitted Funding Indebtedness so long as any such Lien shall encumber only (i) the assets acquired or originated with the proceeds of such Indebtedness, assets that consist of Servicing Advances, MSRs, loans, mortgage related securities and other mortgage related receivables, REO Assets, Residual Assets and other similar assets subject to and pledged to secure such Indebtedness and (ii) any intangible contract rights and proceeds of, and other, related documents, records and assets directly related to the assets set forth in clause (i);

(e)	Liens securing Refinancing Indebtedness that is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under the Indenture and that has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or its Restricted Subsidiaries not securing the Indebtedness so Refinanced (or property of the same type and value); and

(f)	Permitted Liens.

Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company and any Restricted Subsidiary of the Company may enter into a sale and leaseback transaction if:

(1)	the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Limitation on Liens;”

(2)	the consideration of that sale and leaseback transaction is at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

(3)	the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Merger, Consolidation and Sale of Assets. (A) Neither Issuer, in a single transaction or series of related transactions, may consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all such Issuer’s assets, to any Person and (B) the Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)	either:

(a)	the Company, or such Issuer, as the case may be, shall be the surviving or continuing entity; or

(b)	the Person (if other than the Company or such Issuer, as the case may be) formed by such consolidation or into which the Company or such Issuer, as the case may be, is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company or such Issuer, as the case may be, and of the Company’s Subsidiaries substantially as an entirety (the “Surviving Entity”):

i.	shall be a Person organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that in the case where the Surviving Entity is not a corporation, a co-obligor of the notes is a corporation; and

ii.	shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the Indenture on the part of the Company or such Issuer, as the case may be, to be performed or observed;

(2)	immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company, such Issuer, or such Surviving Entity, as the case may be, shall either (x) be able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the second paragraph of the covenant described above under the caption “—Limitation on the Incurrence of Indebtedness and Issuance of Preferred Stock” or (y) the Company shall have a pro forma Fixed Charge Coverage Ratio that would not be less than the actual Fixed Charge Coverage Ratio of the Company immediately prior to such transaction;

(3)	immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4)	the Company, such Issuer or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company or such Issuer, as the case may be, in accordance with the foregoing, in which the Company or such Issuer, as the case may be, is not the continuing entity, the successor Person formed by such consolidation or into which the Company or such Issuer, as the case may be, is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Issuer, as the case may be, under the Indenture and the notes with the same effect as if such surviving entity had been named as such.

This “Merger, Consolidation and Sale of Assets” covenant will not apply to:

(1)	a merger of the Company or such Issuer, as the case may be, with an Affiliate solely for the purpose of reorganizing the Company in another jurisdiction or converting the Company into a corporation;

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries; or

(3)	any Required Asset Sale or Legacy Loan Portfolio Sale that complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), involving aggregate payment of consideration in excess of $5.0 million other than: (1) Affiliate Transactions permitted as described below; and (2) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $7.5 million shall be approved by the Board of Directors of the Company or any direct or indirect parent of the Company or such Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions.

The restrictions set forth in the first and second paragraphs of this covenant shall not apply to:

(1)	any employment or consulting agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or approved in good faith by the Board of Directors of the Company and payments pursuant thereto and the issuance of Equity Interests of the Company (other than Disqualified Capital Stock) to directors and employees pursuant to stock option or stock ownership plans;

(2)	transactions between or among the Company and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries;

(3)	transactions between the Company or one of its Restricted Subsidiaries and any Person in which the Company or one of its Restricted Subsidiaries has made an Investment in the ordinary course of business and such Person is an Affiliate solely because of such Investment;

(4)	transactions between the Company or one of its Restricted Subsidiaries and any Person in which the Company or one of its Restricted Subsidiaries holds an interest as a joint venture partner and such Person is an Affiliate because of such interest;

(5)	any agreement as in effect as of the Issue Date or any amendment thereto or any transactions or payments contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date (as determined by the Board of Directors of the Company in good faith);

(6)	Restricted Payments permitted by the Indenture;

(7)	sales of Qualified Capital Stock and capital contributions to the Company from one or more holders of its Capital Stock;

(8)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders’ agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (8) to the extent that the terms of any such amendment or new agreement, taken as a whole, are not disadvantageous to the Holders of the notes in any material respect (as determined by the Board of Directors of the Company in good faith);

(9)	transactions in which the Company or any Restricted Subsidiary of the Company, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is fair, from a financial standpoint, to the Company or such Restricted Subsidiary as approved in good faith by the Board of Directors of the Company;

(10)

(i) the provision of mortgage servicing and similar services to Affiliates in the ordinary course of business and otherwise not prohibited by the Indenture that are fair to the Company and its Restricted Subsidiaries (as determined by the Company in good faith) or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined by the Company in good faith) and (ii) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11)	payments or loans (or cancellation of loans) to employees of the Company, any of its direct or indirect parent entities or any Restricted Subsidiary of the Company (as determined by the Board of Directors of the Company in good faith);

(12)	guarantees by the Sponsor or any direct and indirect parent of the Company for Obligations of the Company and its Restricted Subsidiaries, including the Note Guarantees given by the Parent Entities;

(13)	investments by the Sponsor in securities of the Company or any Restricted Subsidiary of the Company so long as the investment is being offered generally to other investors on the same or more favorable terms or the securities are acquired in market transactions; and

(14)	Co-Investment Transactions as approved by the Board of Directors of the Company or any direct or indirect parent of the Company.

Limitation on Guarantees by Restricted Subsidiaries. The Company will not permit any Domestic Restricted Subsidiary, other than (i) an Excluded Restricted Subsidiary or (ii) an MSR Facility Trust, a Securitization Entity or a Warehouse Facility Trust, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company of the type described in clauses (1) and (2) of the definition of “Indebtedness” (other than Permitted Funding Indebtedness to the extent such Domestic Restricted Subsidiary is a guarantor thereunder), unless, in any such case:

(1)	such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture, providing a Note Guarantee by such Subsidiary; and

(2)	if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to such Note Guarantee pursuant to subordination provisions no less favorable to the Holders of the notes than those contained in the Indenture.

Notwithstanding the foregoing, any such Note Guarantee by a Restricted Subsidiary of the Company shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

(1)	the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Note Guarantee was executed and delivered pursuant to the preceding paragraph; or

(2)	any sale or other disposition (by merger or otherwise) to any Person that is not a Restricted Subsidiary of the Company of all of the Company’s Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided, that: (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture; and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed.

Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Limitation on Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Limitation on Restricted Payments.” The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would occur and be continuing following such designation.

Conduct of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Restrictions on Activities of Nationstar Capital Corporation. Nationstar Capital Corporation may not hold any assets, become liable for any obligations or engage in any business activities; provided that Nationstar Capital Corporation may be a co-obligor of (i) the notes and (ii) any other Indebtedness incurred by the Company pursuant to the covenant described above under “—Limitation on Incurrence of Incurrence of Indebtedness and Issuance of Preferred Stock,” and in each case may engage in any activities directly related or necessary in connection therewith.

Reports to Holders. Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the Holders of notes or cause the Trustee to furnish to the Holders of notes within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

The availability of the foregoing materials on the SEC’s EDGAR service (or its successor) shall be deemed to satisfy the Company’s delivery obligation.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants, and each Form 10-Q and 10-K will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries. The Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such filing).

In the event that any direct or indirect parent of the Company becomes a Guarantor of the notes, the Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided that such reporting is accompanied by consolidating information that presents in reasonable detail the differences between the information relating to such parent and any of its Subsidiaries other than Company and its Subsidiaries, on the one hand, and the information related to the Company, the Note Guarantors and the other Subsidiaries of the Company on a standalone basis on the other hand.

If at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on a website within the time periods that would apply if the Company were required to file those reports with the SEC.

If, at any time, the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then any “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” or other comparable section, shall provide an analysis and discussion of the material differences with respect to the financial condition and results of operations of the Company and its Restricted Subsidiaries as compared to the Company and its Subsidiaries (including such Unrestricted Subsidiaries).

Notwithstanding anything to the contrary in this Description of the Notes, the Company will not be deemed to have failed to comply with any of its obligations described below under clause (3) of the caption under “—Events of Default” until 30 days after the date on which any report hereunder is due.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

(1)	the failure to pay interest, if any, on any notes when the same becomes due and payable and the default continues for a period of 30 days;

(2)	the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer);

(3)	a default in the observance or performance of any other covenant or agreement contained in the Indenture and such default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25.0% of the then outstanding principal amount of all notes issued under the Indenture;

(4)	the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $25.0 million or more at any time;

(5)	one or more judgments in an aggregate amount in excess of $25.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable (other than any judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such judgments in writing);

(6)	certain events of bankruptcy or insolvency affecting the Company or any of its Significant Subsidiaries; or

(7)	the Note Guarantee of any Significant Subsidiary of the Company shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary of the Company, as the case may be, denies that it has any further liability under its Note Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Note Guarantee in accordance with the Indenture.

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25.0% in principal amount of the then outstanding notes issued under the Indenture may declare the principal of and accrued interest on all the notes issued under the Indenture to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” or the “Acceleration Notice,” and the same shall become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the then outstanding notes issued under the Indenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders of a majority in principal amount of all notes issued under the Indenture may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;

(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)	if the Company has paid the Trustee (including its agents and counsel) its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)	in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in aggregate principal amount of the then outstanding notes issued under the Indenture may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Issuers are required to provide an officers’ certificate to the Trustee within five Business Days of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and is continuing and, if applicable, describe such Default or Event of Default and the status thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuers or any Guarantors shall have any liability for any obligation of the Issuers or any Guarantors, respectively, under the notes, the Note Guarantees and the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation; provided that the foregoing shall not limit any Guarantor’s obligations under its Note Guarantee. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have their obligations discharged with respect to the notes (“Legal Defeasance”). Such Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire indebtedness represented by the notes, except for:

(1)	the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2)	the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3)	the rights, powers, trusts, duties and immunities of the Trustee and the Issuers’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including, bankruptcy, receivership, reorganization, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in Dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and any other amounts owing under the Indenture (in the case of an optional redemption date prior to electing to exercise either Legal Defeasance or Covenant Defeasance, the Issuers have delivered to the Trustee an irrevocable notice to redeem all of the outstanding notes on such redemption date);

(2)	in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions:

(a)	the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)

since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and the incurrence of Liens associated with any such borrowings));

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6)	the Issuers shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over any other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others; and

(7)	the Issuers shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all notes when:

(1)	either:

(a)	all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)	all notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuers have paid all other sums payable under the Indenture by the Issuers; and

(3)	the Issuers have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Issuers and the Trustee, without the consent of the Holders, may amend the Indenture to:

(1)	cure any mistakes, ambiguities, defects or inconsistencies;

(2)	provide for uncertificated notes in addition to or in place of certificated notes or to alter the provisions of the Indenture relating to the form of the notes (including the related definitions) in a manner that does not materially adversely affect any Holder;

(3)	provide for the assumption of the Issuers’ or a Guarantor’s obligations to the Holders of the notes by a successor to the Company or a Guarantor pursuant to the “Merger, Consolidation and Sale of Assets” covenant;

(4)	make any change that would provide any additional rights or benefits to the Holders of the notes or that does not materially adversely affect the legal rights under the Indenture of any Holder of the notes or to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

(5)	comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(6)	provide for the issuance of notes issued after the Issue Date in accordance with the limitations set forth in the Indenture;

(7)	allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the notes or to effect the release of any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture);

(8)	secure the notes;

(9)	provide for the issuance of exchange notes or private exchange notes; or

(10)	conform the text of the Indenture, the Guarantees or the notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or the notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

In formulating its opinion on such matters, the Trustee will be entitled to conclusively rely, and shall be fully protected in acting upon, such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

(1)	reduce the amount of notes whose Holders must consent to an amendment;

(2)	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

(3)	reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

(4)	make any notes payable in money other than that stated in the notes;

(5)	make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes issued under the Indenture to waive Defaults or Events of Default;

(6)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(7)	after the Issuers’ obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Issuers to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto; or

(8)	modify or change any provision of the Indenture or the related definitions affecting the ranking of the notes in a manner which adversely affects the Holders.

Governing Law

The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture provides that, except during the occurrence and continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the Indenture without charge by writing to Nationstar Mortgage LLC, 350 Highland Drive, Lewisville, Texas 75067, Attention: Investor Relations.

Book-Entry, Delivery and Form

General. The notes sold will initially be represented by a global note in registered form without interest coupons attached (the “Global Note”). The Global Note will be deposited upon issuance with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of interests in the Global Note (the “Book-Entry Interests”) will be limited to persons that have accounts with DTC, or persons that may hold interests through DTC. Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC, Euroclear and

Clearstream and their participants. The Book-Entry Interests will not be held in definitive form. Instead, DTC will credit on its book-entry registration and transfer systems a participant’s account with the interest beneficially owned by such participant. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge Book-Entry Interests. Neither we nor the Trustee under the Indenture nor any of our respective agents will have any responsibility or be liable for any aspect of the records relating to the Book-Entry Interests. In addition, while the notes are in global form, “holders” of Book Entry Interests will not be considered the owners or “holders” of notes for any purpose. So long as the notes are held in global form, DTC (or its representative nominees), will be considered the holders of the Global Note for all purposes under the Indenture. As such, participants must rely on the procedures of DTC and indirect participants must rely on the procedures of DTC, and the participants through which they own Book-Entry Interests in order to exercise any rights of holders of the Indenture.

Redemption of the Global Note. In the event the Global Note, or any portion thereof, is redeemed, DTC will distribute the amount received by it in respect of such redemption to the holders of the Book-Entry Interests in such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC in connection with the redemption of such Global Note (or any portion thereof). We understand that under existing practices of DTC, if fewer than all of the notes are to be redeemed at any time, DTC will credit its participants’ accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as it deems fair and appropriate; provided, that no Book-Entry Interest of less than $2,000 principal amount at maturity, or less, may be redeemed in part.

Payments on the Global Note. Payments of amounts owing in respect of the Global Note (including principal, interest, premium and additional interest) will be made by us to the paying agent. The paying agent will, in turn, make such payments to DTC or its nominee, which will distribute such payments to participants in accordance with their respective procedures.

Under the terms of the Indenture, we and the Trustee will treat the registered holder of the Global Note (i.e., DTC) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the Trustee or any of our respective agents has or will have any responsibility or liability for:

•

any aspects of the records of DTC or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest, for any such payments made by DTC or any participant or indirect participants, or for maintaining supervising or reviewing the records of DTC or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or

•

DTC or any participant or indirect participant. Payments by participants to owners of Book-Entry Interests held through participants are the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Currency and Payment for the Global Note. The principal of, premium, if any, and cash interest on, and all other cash amounts payable in respect of, the Global Note will be paid to holders of interests in such notes through DTC in Dollars.

Action by Owners of Book-Entry Interests. DTC has advised us that they will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the Book-Entry Interests are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. DTC will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Note. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Note for definitive registered notes in certificated form, and to distribute such definitive registered notes to their respective participants. Neither we nor the Trustee nor any of our or their respective agents will have any responsibility for the performance by DTC or other applicable Clearing Systems or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Transfers. Transfers between participants in DTC will be done in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of definitive registered notes for any reason, including to sell the notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and in accordance with the provisions of the Indenture.

Information concerning DTC. All Book-Entry Interests will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time.

Neither the Issuers nor the underwriters are responsible for those operations or procedures. DTC has advised us that it is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the underwriters will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Initial Settlement. Initial settlement for the notes will be made in Dollars. Book-Entry Interests owned through DTC accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Book-Entry Interests will be credited to the securities custody accounts of DTC holders on the business day following the settlement date against payment for value on the settlement date.

Secondary Market Trading. The Book-Entry Interests will trade through participants of DTC and will settle in same-day funds. Since the purchase determines the place of delivery, it is important to establish at the time of trading of any Book-Entry Interests where both the purchaser’s and the seller’s accounts are located to ensure that settlement can be made on the desired value date.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“2010 Issue Date” means March 26, 2010.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Asset Acquisition” means: (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company; or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) other than in the ordinary course of business.

“Asset Sale” means:

(1)	the sale, lease (other than operating leases entered in the ordinary course of business), conveyance or other disposition of any assets or rights; provided that the sale, lease (other than operating leases entered in the ordinary course of business), conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, other than any Required Asset Sale or a Legacy Loan Portfolio Sale, will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation and Sale of Assets” and not by the provisions of the Asset Sale covenant; provided further that a transaction otherwise meeting the requirements of an “Asset Sale” under this definition will be deemed to be an Asset Sale notwithstanding its treatment under GAAP; and

(2)	the issuance or sale of Equity Interests in any of the Company’s Restricted Subsidiaries.

Notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2)	a transfer of assets between or among the Company and any Restricted Subsidiary of the Company;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(4)	the sale of advances, loans, customer receivables, mortgage related securities or other assets in the ordinary course of business, the sale of accounts receivable or other assets that by their terms convert into cash in the ordinary course of business; any sale of MSRs in connection with the origination of the associated mortgage loan in the ordinary course of business or any sale of securities in respect of additional fundings under reverse mortgage loans in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents or Investment Grade Securities;

(6)	disposition of Investments or other assets and disposition or compromise of receivables, in each case, in connection with the workout, compromise, settlement or collection thereof or exercise of remedies with respect thereto, in the ordinary course of business or in bankruptcy, foreclosure or similar proceedings, including foreclosure, repossession and disposition of REO Assets and other collateral for loans serviced and/or originated by the Company or any of its Subsidiaries;

(7)	the modification of any loans owned or serviced by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(8)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment;

(9)	disposals or replacements of damaged, worn out or obsolete equipment or other assets no longer used or useful in the business of the Company and its Restricted Subsidiaries, in each case the ordinary course of business;

(10)	assets sold pursuant to the terms of Permitted Funding Indebtedness;

(11)	a sale (in one or more transactions) of Securitization Assets or Residual Interests in the ordinary course of business;

(12)	sales, transfers or contributions of Securitization Assets to Securitization Entities, Warehouse Facility Trusts and MSR Facility Trusts in connection with Securitizations in the ordinary course of business;

(13)	a sale or other disposition of Equity Interests of an Unrestricted Subsidiary;

(14)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien) permitted by the covenant described above under the caption “—Certain Covenants—Limitation on Liens;”

(15)	transactions pursuant to repurchase agreements entered into in the ordinary course of business;

(16)	any Co-Investment Transaction; and

(17)	any transfer, dividend or other distribution of Parent Stock to a direct or indirect parent entity of the Company.

“Asset Sale Offer” has the meaning assigned to that term in the Indenture.

“Attributable Debt” in respect of a sale and leaseback transaction means, as of the time of determination, the present value (discounted at the interest rate per annum implicit in the lease involved in such sale and leaseback transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended); provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include the amount of such penalty, but no rental payments shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Board of Directors” means, as to any Person, the Board of Directors, or similar governing body, of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or the place of payment.

“Capital Stock” means:

(1)	with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; or

(2)	with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests (whether general or limited) of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)	Dollars;

(2)	in the case of any Foreign Subsidiary of the Company that is a Restricted Subsidiary of the Company, such local currencies held by such Foreign Subsidiary of the Company from time to time in the ordinary course of business;

(3)	securities or any evidence of indebtedness issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities or such evidence of indebtedness);

(4)	marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;

(5)	certificates of deposit with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(6)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (3) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above;

(7)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within twelve months after the date of acquisition; and

(8)	money market funds at least 90.0% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

In the case of Investments by any Foreign Subsidiary of the Company that is a Restricted Subsidiary of the Company, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) local currencies and other short-term investments utilized by foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (8) and in this paragraph.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, other than any Required Asset Sales or Legacy Loan Portfolio Sale, to any Person other than a Permitted Holder; or

(2)

the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies; provided that for purposes of calculating the “beneficial ownership” of any group, any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not be included in determining the amount of Voting Stock “beneficially owned” by such group.

For purposes of this definition, any direct or indirect holding company of the Company shall not itself be considered a “Person” or “group” for purposes of clause (2) above; provided that no “Person” or “group” (other than the Permitted Holders) beneficially owns, directly or indirectly, more than 50.0% of the total voting power of the Voting Stock of such holding company.

“Co-Investment Transaction” means a transaction pursuant to which a portion of MSRs or the right to receive fees in respect of MSRs are transferred for fair value to another Person.

“Co-Issuer” means Nationstar Capital Corporation, a Delaware corporation.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1)	Consolidated Net Income; and

(2)	to the extent Consolidated Net Income has been reduced thereby:

(a)	Consolidated Taxes;

(b)	Consolidated Interest Expense (excluding Consolidated Interest Expense on Indebtedness incurred under clauses (2), (5), (6), (10), (11), (12), (15) and (27) of the definition of Permitted Indebtedness);

(c)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including charges related to the writeoff of goodwill or intangibles as a result of impairment, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period), all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP;

(d)	(i) customary fees, expenses or charges of the Company and its Restricted Subsidiaries payable in connection with (A) the issuance of the notes, (B) the initial public offering of the Company’s Common Stock or the Common Stock of any of its direct or indirect parent companies after the Issue Date and issuance of Equity Interests and (C) any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness and including, in each case, any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed, in each case whether or not successful, (ii) restructuring charges and (iii) any amortization or write-off of debt issuance costs for Indebtedness incurred prior to the Issue Date;

(e)	any amortization or write-off of debt issuance costs payable in connection with Corporate Indebtedness incurred concurrent with and after the Issue Date;

(f)	recovery of other-than-temporary loss on available-for-sale securities recognized through members’ (or shareholders’) equity;

(g)	all other unusual or non-recurring items of loss or expense;

(h)	the amount of any expense related to minority interests; and

(3)	decreased by (without duplication):

(a)	non-cash gains pursuant to clause (2) above increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition);

(b)	all other unusual or non-recurring gains or revenue;

(c)	all interest income to the extent a matching interest expense has been added back to clause (2) above; and

(d)	fair market value of MSRs capitalized by the Company and its Restricted Subsidiaries;

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP. For the avoidance of doubt, Consolidated EBITDA shall exclude the effect of any income or loss related to a Legacy Loan Portfolio, except to the extent such income or loss is accounted for in the calculation of Consolidated Net Income.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)	the aggregate of the interest expense on Indebtedness of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount; (b) the net costs under Permitted Hedging Transactions; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation;

(2)	to the extent not already included in clause (1), the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;

(3)	the imputed interest with respect to Attributable Debt created after the Issue Date; and

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Capital of such Person or preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Capital Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries before the payment of dividends on Preferred Stock for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1)	after-tax gains and losses from asset sales or abandonments or reserves relating thereto;

(2)	after-tax items classified as extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Person’s assets;

(3)	the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise, except for such restrictions permitted by clauses (g) and (h) of the “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant, whether such permitted restrictions exist on the Issue Date or are created thereafter, except to the extent (in the case of net income) of cash dividends or distributions paid to the referent Person, or to a Wholly Owned Restricted Subsidiary of the referent Person (other than a Restricted Subsidiary also subject to such restrictions), by such other Person;

(4)	the net income or loss of any other Person, other than a Restricted Subsidiary of the referent Person, except:

(a)	to the extent (in the case of net income) of cash dividends or distributions paid to the referent Person, or to a Wholly Owned Restricted Subsidiary of the referent Person (other than a Restricted Subsidiary described in clause (3) above), by such other Person; or

(b)	that the referent Person’s share of any net income or loss of such other Person under the equity method of accounting for Affiliates shall not be excluded;

(5)	any restoration to income of any contingency reserve of an extraordinary, nonrecurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6)	income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7)	in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(8)	any valuation allowance for mortgage loans held-for-investment and/or any change in fair value of mortgage loans held for sale and corresponding debt in relation to securitized loans in accordance with GAAP that require no additional capital or equity contributions to the Company;

(9)	change in fair value of MSRs or the amortization of MSRs pursuant to such Person’s accounting policy;

(10)	Consolidated Taxes of such Person recognized in accordance with GAAP, to the extent they exceed the taxes in respect of the same income, capital or commercial activity that are recognized in accordance with GAAP for the applicable period by a parent entity of such Person that is liable for such taxes;

(11)	any income or loss related to the fair market value of economic hedges related to MSRs or other mortgage related assets or securities, to the extent that such other mortgage related assets or securities are valued at fair market value and gains and losses with respect to such related assets or securities have been excluded pursuant to another clause of this provision;

(12)	any income or loss related to a Legacy Loan Portfolio;

(13)	the cumulative effect of a change in accounting principles during such period; and

(14)	the effect of any gain or loss associated with liabilities created in respect of a Co-Investment Transaction as a result of the accounting treatment thereof under GAAP.

“Consolidated Taxes” means, with respect to any Person for any period, all income taxes and foreign withholding taxes and taxes based on capital and commercial activity (or similar taxes) of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period.

“Corporate Indebtedness” means, with respect to any Person, the aggregate consolidated amount of Indebtedness of such Person and its Restricted Subsidiaries then outstanding that would be shown on a consolidated balance sheet of such Person and its Restricted Subsidiaries (excluding, for the purpose of this definition, Indebtedness incurred under clauses (2), (5), (6), (10), (11), (12), (15) and (27) of the definition of Permitted Indebtedness).

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Company, any of its Restricted Subsidiaries, or any Securitization Entity for the purpose of providing credit support (that is reasonably customary as determined by Company senior management) with respect to any Permitted Funding Indebtedness or Permitted Securitization Indebtedness.

“Currency Agreement” means, with respect to any specified Person, any foreign exchange contract, currency swap agreement, futures contracts, options on futures contracts or other similar agreement or arrangement designed to protect such Person or any its Restricted Subsidiary against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of any noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officers’ certificate executed by the principal financial officer of the Company or such Restricted Subsidiary at the time of such Asset Sale less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Noncash Consideration.

“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the notes.

“Dollar” or “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Contributions” means net cash proceeds or marketable securities received by the Company from contributions to its common equity capital designated as Excluded Contributions pursuant to an officers’ certificate on the date such capital contributions are made.

“Excluded Restricted Subsidiary” means any newly acquired or created Subsidiary of the Company that is designated as a Restricted Subsidiary but prohibited, in the reasonable judgment of the Company, from guaranteeing the notes by any applicable law, regulation or contractual restriction existing at the time such Subsidiary becomes a Restricted Subsidiary and which, in the case of any such contractual restriction, in the good faith opinion of the management of the Company, cannot be removed through commercially reasonable efforts. As of the Issue Date, there are no Excluded Restricted Subsidiaries.

“Existing Facilities” means, collectively, the Existing Servicing Advance Facilities, the Existing Warehouse Facilities and the Existing MSR Facilities.

“Existing MSR Facilities” means the MSR Notes together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the interest rate or fees applicable thereto, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Existing Servicing Advance Facilities” means: (1) the $275.0 million Agreement with respect to MBS Loan Buyout Financing Option and the Further Amended and Restated Servicer Advance Early Reimbursement Mechanics Addendum, dated as of January 13, 2010, by and among the Company and the lender identified therein, (2) the $300.0 million 2010—ABS Advance Financing Facility maintained with an affiliate of Wells Fargo Securities, LLC, (3) the $75.0 million 2011 Agency Advance Financing Facility maintained with an affiliate of Barclays Capital Inc. and (4) the MSR Notes, in each case, together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the interest rate or fees applicable thereto, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Existing Warehouse Facilities” mean: (1) the $300.0 million Master Repurchase Agreement, dated as of January 27, 2010, by and among the Company and the lender identified therein, (2) the $100.0 million Master Repurchase Agreement, dated as of October 7, 2009, by and among the Company and the lender identified therein, (3) the $175.0 million Master Repurchase Agreement, dated as of October 21, 2010, by and among the Company and the lender identified therein, (4) the $50.0 million Master Repurchase Agreement, dated as of March 25, 2011, by and among the Company and the lender identified therein, (5) the Master Repurchase Agreement, entered into December 2011, between the Company and the lender identified therein to finance certain eligible securities and (6) the $50.0 million As Soon As Pooled Plus Agreements, by and among the Company and the lender identified therein; in each case, together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the interest rate or fees applicable thereto, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the senior management of the Company or any Restricted Subsidiary of the Company, as applicable, when the fair market value of any asset other than cash is estimated in good faith to be below $5.0 million, and by the Board of Directors of the Company acting reasonably and in good faith and, if the fair market value exceeds $10.0 million, shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“Fixed Charge Coverage Ratio” means, with respect to any Person, as of any date, the ratio of (i) Consolidated EBITDA of such Person for the most recently ended four full fiscal quarters (the “Four Quarter Period”) for which internal financial statements are available ending prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio (the “Transaction Date”) to (ii) the Fixed Charges of such Person for the Four Quarter Period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, “Consolidated EBITDA” and “Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)	the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)	any asset sales or other dispositions or any asset originations, asset purchases, Investments and Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Indebtedness that is Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions) attributable to the assets which are originated or purchased, the Investments that are made and the assets that are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or asset origination, asset purchase, Investment or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

The Company shall be entitled in calculating the Fixed Charge Coverage Ratio: (i) to treat the entry into a bona fide subservicing agreement in respect of MSRs as an Asset Acquisition and (ii) to give effect in such pro forma calculation to any bona fide binding definitive agreement, subject to customary closing conditions, for any transaction that upon the consummation thereof would be subject to the foregoing paragraph (including any related incurrence or repayment of Indebtedness). The pro forma calculations shall be made by a responsible accounting officer of the Company in good faith based on the information reasonably available to it at the time of such calculation. The foregoing calculations shall not be required to comply with the requirements for pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense on Corporate Indebtedness,

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person, and

(3)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Capital Stock.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries of the Company, as determined in accordance with GAAP in good faith by the Company without intercompany eliminations.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of December 31, 2011.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each of:

(1)	Centex Land Vista Ridge Lewisville III General Partner, LLC, Centex Land Vista Ridge Lewisville III, L.P., Champion Mortgage LLC, Harwood Insurance Services, LLC, Harwood Service Company LLC, Harwood Service Company of Georgia, LLC, Harwood Service Company of New Jersey, LLC, HomeSelect Settlement Solutions, LLC, Nationstar 2009 Equity Corporation, Nationstar Equity Corporation, Nationstar Industrial Loan Company, Nationstar Industrial Loan Corporation, Nationstar Mortgage Holdings Inc., Nationstar Sub1 LLC, Nationstar Sub2 LLC, NSM Foreclosure Services Inc., NSM Recovery Services Inc.; and

(2)	any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the Indenture, but not including any Foreign Subsidiary or any Subsidiary that would be a Foreign Subsidiary if it were a Restricted Subsidiary, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture; provided that any Excluded Restricted Subsidiary, any Securitization Entities, any Warehouse Facility Trusts and any MSR Facility Trusts shall not be deemed to be Guarantors.

“Holder” means the Person in whose name the note is registered on the registrar’s book.

“Indebtedness” means with respect to any Person, without duplication:

(1)	all Obligations of such Person for borrowed money;

(2)	all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all Capitalized Lease Obligations of such Person;

(4)	all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5)	all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)	guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clauses (8) or (9) below;

(7)	Obligations of any other Person of the type referred to in clauses (1) through (6) above and clause (9) below which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the Obligation so secured;

(8)	all Obligations under currency agreements and interest swap agreements of such Person;

(9)	all Attributable Debt of such Person; and

(10)	all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

The amount of any Indebtedness outstanding as of any date shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued at a discount to par;

(2)	with respect to any Obligations under currency agreements and interest swap agreements, the net amount payable if such agreements terminated at that time due to default by such Person;

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person; or

(4)	except as provided above, the principal amount or liquidation preference thereof, in the case of any other Indebtedness.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee), advance or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences or Indebtedness issued by, any Person that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. “Investment” shall exclude (x) accounts receivable, extensions of trade credit or advances by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with the Company’s or its Restricted Subsidiaries’ normal trade practices, as the case may be, (y) deposits made in the ordinary course of business and customary deposits into reserve accounts related to Securitizations and (z) commission, travel and similar advances to officers, directors, managers and employees, in each case, made in the ordinary course of business.

“Investment Grade” means a rating of the notes by both S&P and Moody’s, each such rating being one of such agency’s four highest generic rating categories that signifies investment grade (i.e. BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided that, in each case, such ratings are publicly available; provided, further, that in the event Moody’s or S&P is no longer in existence for purposes of determining whether the notes are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, notice of which shall be given to the Trustee.

“Investment Grade Securities” means marketable securities of a Person (other than the Company or its Restricted Subsidiaries, an Affiliate of joint venture of the Company or any Restricted Subsidiary), acquired by the Company or any of its Restricted Subsidiaries in the ordinary course of business that are rated, at the time of acquisition, BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s.

“Issue Date” means May 31, 2013, the date on which the notes are originally issued.

“Issuers” means the Company and the Co-Issuer.

“Legacy Loan Portfolio” means the residential mortgage loans subject to the Note Purchase Agreement, dated as of October 30, 2009 by and among the Company and the representatives of the underwriters party thereto.

“Legacy Loan Portfolio Sale” means the sale, lease, conveyance or other disposition, in one or more transactions of all or a portion of the Legacy Loan Portfolio.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that in no event shall an operating lease or a transfer of assets pursuant to a Co-Investment Transaction be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“MSR” means mortgage servicing rights (including master servicing rights) entitling the holder to service mortgage loans.

“MSR Assets” means MSRs other than (i) MSRs on loans originated by the Company or its Restricted Subsidiaries for so long as such MSRs are financed in the normal course of the origination of such loans and (ii) MSRs subject to existing Liens on the Issue Date securing Existing MSR Facilities.

“MSR Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (excluding in all cases, Securitizations), with a financial institution or other lender or purchaser exclusively to finance or refinance the purchase, origination, pooling or funding by the Company or a Restricted Subsidiary of the Company of MSRs originated, purchased, or owned by the Company or any Restricted Subsidiary of the Company in the ordinary course of business.

“MSR Facility Trust” means any Person (whether or not a Restricted Subsidiary of the Company) established for the purpose of issuing notes or other securities in connection with an MSR Facility, which (i) notes and securities are backed by specified MSRs purchased by such Person from the Company or any other Restricted Subsidiary, or (ii) notes and securities are backed by specified mortgage loans purchased by such Person from the Company or any other Restricted Subsidiary.

“MSR Indebtedness” means Indebtedness in connection with a MSR Facility; the amount of any particular MSR Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“MSR Loans” means loans outstanding under the MSR Notes that are, in accordance with the terms thereof, secured by the pledge of an MSR.

“MSR Notes” means the $22.2 million Senior Secured Credit Agreement, dated as of October 1, 2009, by and among the Company and the lender identified therein.

“MSR Subsidiary” means any Restricted Subsidiary of the Company that owns MSR Assets that have a Fair Market Value in excess of $5.0 million.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, distributions to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Indebtedness” means, with respect to any specified Person, Indebtedness that is:

(1)	specifically advanced to finance the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to such Person or any of its Restricted Subsidiaries (other than subject to such customary carve-out matters for which such Person or its Restricted Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes);

(2)	advanced to (i) such Person or its Restricted Subsidiaries that holds investment assets or (ii) any of such Person’s Subsidiaries or group of such Person’s Subsidiaries formed for the sole purpose of acquiring or holding investment assets, in each case, against which a loan is obtained that is made without recourse to, and with no cross-collateralization against, such Person’s or any of such Person’s Restricted Subsidiaries’ other assets (other than: (A) cross-collateralization against assets which serve as collateral for other Non-Recourse Indebtedness; and (B) subject to such customary carve-out matters for which such Person or its Restricted Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes) and upon complete or partial liquidation of which the loan must be correspondingly completely or partially repaid, as the case may be; or

(3)	specifically advanced to finance the acquisition of real property and secured by only the real property to which such Indebtedness relates without recourse to such Person or any of its Restricted Subsidiaries (other than subject to such customary carve-out matters for which such Person or any of its Restricted Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breach of representation and warranty and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes) provided that, notwithstanding the foregoing, to the extent that any Non-Recourse Indebtedness is made with recourse to other assets of a Person or its Restricted Subsidiaries, only that portion of such Non-Recourse Indebtedness that is recourse to such other assets or Restricted Subsidiaries shall be deemed not to be Non-Recourse Indebtedness.

“Note Guarantee” means the guarantee by each Guarantor of the Company’s obligations under the Indenture and any notes issued thereunder, executed pursuant to the provisions of the Indenture.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Originations Joint Venture” means one or more joint ventures that constitute Restricted Subsidiaries and that engage in the business of or otherwise conduct activities related to mortgage loan origination.

“Originations Joint Venture Total Assets” means the total assets of the Originations Joint Ventures of the Company, as determined consistent with the definition of Total Assets.

“Parent Entities” means, collectively, Nationstar Mortgage Holdings Inc., Nationstar Sub1 LLC and Nationstar Sub2 LLC.

“Parent Stock” means the stock of a parent entity of the Company, held by the Company as of the Issue Date or subsequently acquired from a parent entity of the Company.

“Pari Passu Debt” means Indebtedness of the Company or a Restricted Subsidiary that is senior or pari passu in right of payment with the notes. For the purposes of this definition, no Indebtedness will be considered to be senior or junior by virtue of being secured on a first or junior priority basis.

“Permitted Business” means the businesses of the Company and its Subsidiaries as described in this prospectus supplement and businesses that are reasonably related, ancillary or complementary thereto or reasonable developments or extensions thereof.

“Permitted Funding Indebtedness” means (i) any Permitted Servicing Advance Facility Indebtedness, (ii) any Permitted Warehouse Indebtedness, (iii) any Permitted Residual Indebtedness, (iv) any Permitted MSR Indebtedness, (v) any facility that combines any Indebtedness under clauses (i), (ii), (iii) or (iv) and (vi) any Refinancing of the Indebtedness under clauses (i), (ii), (iii), (iv) or (v) and advanced to the Company or any of its Restricted Subsidiaries based upon, and secured by, Servicing Advances, mortgage related securities, loans, MSRs, consumer receivables, REO Assets or Residual Interests existing on the Issue Date or created or acquired thereafter, provided, however that solely as of the date of the incurrence of such Permitted Funding Indebtedness, the amount of any excess (determined as of the most recent date for which internal financial statements are available) of (x) the amount of any Indebtedness incurred in accordance with this clause (vi) for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect thereto over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Indebtedness shall not be Permitted Funding Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness incurred under this clause (vi) which excess shall be entitled to be incurred pursuant to any other provision under the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”). The amount of any Permitted Funding Indebtedness shall be determined in accordance with the definition of “Indebtedness.”

“Permitted Hedging Transactions” means entering into instruments and contracts and making margin calls thereon by the Company or any of its Restricted Subsidiaries in reasonable relation to a Permitted Business that are entered into for bona fide hedging purposes and not for speculative purposes (as determined in good faith by the Board of Directors or senior management of the Company or such Restricted Subsidiary) and shall include, without limitation, interest rate swaps, caps, floors, collars, forward hedge and TBA contracts or mortgage sale contracts and similar instruments, “interest only” mortgage derivative assets or other mortgage derivative products, future contracts and options on futures contracts on the Eurodollar, Federal Funds, Treasury bills and Treasury rates and similar financial instruments.

“Permitted Holders” means Sponsor and its Affiliates and members of management of the Company and its Subsidiaries.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)	Indebtedness under the notes and the Note Guarantees;

(2)	Indebtedness incurred pursuant to the Existing Facilities in an aggregate principal amount at any time outstanding not to exceed the maximum amount available under each Existing Facility as in effect on the Issue Date reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

(3)	Indebtedness of the Company or any Guarantor under the Working Capital Facility in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) in an amount not to exceed the greater of (x) $100.0 million and (y) 1.25% of Total Assets;

(4)	other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness described in clauses (1) and (2) above);

(5)	Permitted Hedging Transactions;

(6)	Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7)	Indebtedness owed to and held by the Company or a Restricted Subsidiary, provided, however, that (a) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company or any transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary of the Company) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the obligor thereon and (b) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

(8)	Indebtedness of the Company or any Guarantor to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien; provided that: (a) any Indebtedness of the Company or any Guarantor to any Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated in right of payment, pursuant to a written agreement, to the Company’s obligations under the Indenture and the notes; and (b) if as of any date any Person other than a Restricted Subsidiary of the Company owns or holds, directly or indirectly, any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

(9)	[reserved];

(10)	Indebtedness of the Company or any of its Subsidiaries represented by letters of credit for the account of the Company or such Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(11)	Permitted Funding Indebtedness;

(12)	Permitted Securitization Indebtedness and Indebtedness under Credit Enhancement Agreements;

(13)	Refinancing Indebtedness;

(14)(A)	any guarantee by the Company or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary of the Company (other than Non-Recourse Indebtedness) so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary of the Company is permitted under the terms of the Indenture, or (B) any guarantee by a Restricted Subsidiary of Indebtedness of the Company (other than Non-Recourse Indebtedness); provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees by Restricted Subsidiaries”;

(15)	Non-Recourse Indebtedness;

(16)	Indebtedness incurred by the Company or any of the Guarantors in connection with the acquisition of a Permitted Business; provided that on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds therefrom, either

(a)	the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the second paragraph of the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock;” or

(b)	the Fixed Charge Coverage Ratio of the Company would not be less than the Fixed Charge Coverage Ratio of the Company immediately prior to the incurrence of such Indebtedness;

(17)	Indebtedness (including Capitalized Lease Obligations) incurred to finance the development, construction, purchase, lease, repairs, maintenance or improvement of assets (including MSRs and related Servicing Advances) by the Company or any Restricted Subsidiary, provided that the Liens securing such Indebtedness may not extend to any other property owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred and the Indebtedness secured by the Lien may not be incurred more than 180 days after the latter of the acquisition or completion of the construction of the property subject to the Lien, provided, further that the amount of such Indebtedness does not exceed the Fair Market Value of the assets purchased or constructed with the proceeds of such Indebtedness;

(18)	Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(19)	Indebtedness consisting of Indebtedness from the repurchase, retirement or other acquisition or retirement for value by the Company of Common Stock (or options, warrants or other rights to acquire Common Stock) of the Company (or payments to any direct or indirect parent company of the Company to permit distributions to repurchase common equity (or options, warrants or other rights to acquire common equity) thereof) from any future, current or former officer, director, manager or employee (or any spouses, successors, executors, administrators, heirs or legatees of any of the foregoing) of the Company, any direct or indirect parent company of the Company, or any of its Subsidiaries or their authorized representatives to the extent described in clause (4) of the second paragraph under “—Limitation on Restricted Payments;”

(20)	Indebtedness in respect of overdraft protections and otherwise in connection with customary deposit accounts maintained by the Company or any Restricted Subsidiary with banks and other financial institutions as part of its ordinary cash management program;

(21)	the incurrence of Indebtedness by a Foreign Subsidiary in an amount not to exceed at any one time outstanding, together with any other Indebtedness incurred under this clause (21), 5.0% of Foreign Subsidiary Total Assets;

(22)	shares of Preferred Stock of a Restricted Subsidiary of the Company issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such share of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares or Preferred Stock not permitted by this clause (22);

(23)	Indebtedness of the Company and its Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(24)	Obligations in respect of performance, bid, surety bonds and completion guarantees provided by the Company and its Restricted Subsidiaries in the ordinary course of business;

(25)	[reserved];

(26)	to the extent otherwise constituting Indebtedness, obligations arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of Residual Interests or other loans and other mortgage-related receivables purchased or originated by the Company or any of its Restricted Subsidiaries arising in the ordinary course of business;

(27)	guarantees by the Company and its Restricted Subsidiaries of Indebtedness that is otherwise Permitted Indebtedness;

(28)	Indebtedness or Disqualified Capital Stock of the Company and Indebtedness, Disqualified Capital Stock or Preferred Stock of any of the Company’s Restricted Subsidiaries in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Company since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Capital Stock or sales of Equity Interests to the Company or any of its Subsidiaries) to the extent that such net cash proceeds or cash have not been applied to the covenant “—Limitation on Restricted Payments”; provided, however, that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred by Restricted Subsidiaries (other than Guarantors) pursuant to this clause (28) may not exceed $50.0 million in the aggregate at any one time outstanding;

(29)	Indebtedness arising out of or to fund purchases of all remaining outstanding asset-backed securities of any Securitization Entity for the purpose of relieving the Company or a Subsidiary of the Company of the administrative expense of servicing such Securitization Entity;

(30)	Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in a principal amount not to exceed the greater of (x) $80.0 million and (y) 1.0% of Total Assets in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (30);

(31)	guarantees by the Company and the Restricted Subsidiaries of the Company to owners of servicing rights in the ordinary course of business;

(32)	additional Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed the greater of (x) $80.0 million and (y) 1.0% of Total Assets at any one time outstanding; and

(33)	(i) the incurrence of Indebtedness by the Services Business in an amount not to exceed at any one time outstanding, together with any other Indebtedness incurred under this clause (i), the greater of (x) $50.0 million and (y) 25% of Services Business Total Assets and (ii) the incurrence of Indebtedness by an Originations Joint Venture in an amount not to exceed at any one time outstanding, together with any other Indebtedness incurred under this clause (ii), the greater of (x) $50.0 million and (y) 25% of Originations Joint Venture Total Assets.

For purposes of determining compliance with the “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (33) above or is entitled to be incurred pursuant to the second paragraph of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” covenant.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	Investments by the Company or any Restricted Subsidiary in Securitization Entities, Warehouse Facility Trusts, MSR Facility Trusts, Investments in mortgage related securities or charge-off receivables in the ordinary course of business;

(5)	Investments arising out of purchases of all remaining outstanding asset-backed securities of any Securitization Entity for the purpose of relieving the Company or a Subsidiary of the Company of the administrative expense of servicing such Securitization Entity;

(6)	Investments in MSRs;

(7)	Investments in Residual Interests in connection with any Securitization, Warehouse Facility or MSR Facility;

(8)	Investments by the Company or any Restricted Subsidiary in the form of loans extended to non-Affiliate borrowers in connection with any loan origination business of the Company or such Restricted Subsidiary in the ordinary course of business;

(9)	any Restricted Investment made as a result of the receipt of securities or other assets of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” or any other disposition of assets not constituting an Asset Sale;

(10)	Investments made solely in exchange for the issuance of Equity Interests (other than Disqualified Capital Stock) of the Company, or any of its direct or indirect parent entities, or any Unrestricted Subsidiary;

(11)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(12)	Investments in connection with Permitted Hedging Transactions;

(13)	repurchases of the notes;

(14)	Investments in and making of Servicing Advances, residential or commercial mortgage loans and Securitization Assets (whether or not made in conjunction with the acquisition of MSRs);

(15)	guarantees of Indebtedness permitted under the covenant described in “—Certain covenants— Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”;

(16)	any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the third paragraph of the covenant described under “—Limitation on Transactions with Affiliates” (except transactions described in clauses (6) and (9) of such paragraph);

(17)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(18)	endorsements for collection or deposit in the ordinary course of business;

(19)	any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased pursuant to this clause (19) to the extent required by the terms of such Investment as in existence on the Issue Date;

(20)	any Investment by the Company or any Restricted Subsidiary of the Company in any Person where such Investment was acquired by the Company or any Restricted Subsidiary of the Company (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any Restricted Subsidiary of the Company with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(21)	any Investment by the Company or any Restricted Subsidiary of the Company in a joint venture not to exceed the greater of (x) $75.0 million and (y) 1.0% of Total Assets;

(22)	other Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (22) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $100.0 million and (y) 1.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(23)	purchases of mortgage backed securities or similar debt instruments related to a Permitted Business.

“Permitted Liens” means the following types of Liens:

(1)	Liens for taxes, assessments or governmental charges or claims either: (a) not delinquent for a period of more than 30 days; or (b) contested in good faith by appropriate proceedings and as to which the Company or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation laws, unemployment insurance laws or similar legislation and other types of social security or obtaining of insurance, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)	Liens existing on the Issue Date;

(5)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(6)

Liens on assets or property at the time the Company or a Restricted Subsidiary acquired the assets or property or within 360 days of such acquisition, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than assets and property affixed or appurtenant thereto); provided, further that the aggregate amount of obligations secured thereby does not exceed the greater of (x) $80.0 million and (y) 1.25% of Total Assets at any time outstanding and no such Lien may secure obligations in an amount that exceeds the Fair Market Value of the assets or property acquired as of the date of acquisition;

(7)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary of the Company owing to the Company or another Restricted Subsidiary of the Company;

(8)	leases, subleases, licenses or sublicenses granted to others which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(10)	Liens securing Indebtedness permitted to be incurred under the Working Capital Facility, including any letter of credit facility relating thereto, that was permitted to be Incurred pursuant to clause (3) of the definition of Permitted Indebtedness;

(11)	Liens in favor of the Issuers or any Guarantor;

(12)	Liens on the Equity Interests of any Unrestricted Subsidiary securing Non-Recourse Indebtedness of such Unrestricted Subsidiary;

(13)	grants of software and other technology licenses in the ordinary course of business;

(14)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (4), (5), (6), (28) and (34) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (4), (5), (6), (28) and (34) of this definition at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(15)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;

(16)	Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business and Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(17)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(18)	any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary;

(19)	judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(20)

minor survey exceptions, minor encumbrances, easements or reservations of, or rights of other for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the

Permitted Business of the Company and its Subsidiaries and other similar charges or encumbrances in respect of real property not interfering, in the aggregate, in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(21)	any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(22)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(23)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(24)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and setoff;

(25)	Liens securing Permitted Hedging Transactions and the costs thereof;

(26)	Liens securing Indebtedness under Currency Agreements;

(27)	Liens with respect to obligations at any one time outstanding that do not exceed the greater of (x) $80.0 million and (y) 1.25% of Total Assets;

(28)	Liens securing Indebtedness incurred to finance the construction or purchase of assets (excluding MSR Assets) by the Company or any of its Restricted Subsidiaries (including any acquisition of Capital Stock or by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary), provided that any such Lien may not extend to any other property owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred and the Indebtedness secured by the Lien may not be incurred more than 180 days after the acquisition or completion of the construction of the property subject to the Lien, provided further that the amount of Indebtedness secured by such Liens does not exceed the purchase price of the assets purchased or constructed with the proceeds of such Indebtedness;

(29)	Liens on Securitization Assets and the proceeds thereof incurred in connection with Permitted Securitization Indebtedness or permitted guarantees thereof;

(30)	Liens on spread accounts and credit enhancement assets, Liens on the stock of Restricted Subsidiaries of the Company substantially all of which are spread accounts and credit enhancement assets and Liens on interests in Securitization Entities, in each case incurred in connection with Credit Enhancement Agreements;

(31)	Liens to secure Indebtedness of any Foreign Subsidiary of the Company or Excluded Restricted Subsidiary securing Indebtedness of such Foreign Subsidiary of the Company or any Excluded Restricted Subsidiary that is permitted by the terms of the Indenture to be incurred;

(32)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection and (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(33)	Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement;

(34)

Liens securing Indebtedness incurred to finance the purchase of MSR Assets (“Acquired MSR Assets”) by the Company or any of its Restricted Subsidiaries (including any acquisition of Capital Stock or by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary), provided that (x) any such Lien may not extend to any other property owned by the

Company or any of its Restricted Subsidiaries at the time the Lien is incurred and the Indebtedness secured by the Lien may not be incurred more than 180 days after the acquisition of the property subject to the Lien and (y) the aggregate amount of Indebtedness secured by the Acquired MSR Assets in such purchase does not exceed the greater of $100.0 million and 65.0% of the purchase price of such Acquired MSR Assets less the amount necessary to pay any fees and expenses related to such acquisition (the purchase price of the Acquired MSR Assets shall be determined by the terms of the contract governing such purchase or, if not specified in such contract, management in good faith); and

(35)	Liens to secure Indebtedness of the Services Business or Originations Joint Venture that is permitted by the terms of the Indenture to be incurred covering only the assets of the Services Business or Originations Joint Venture, as applicable.

“Permitted MSR Indebtedness” means MSR Indebtedness; provided, that solely as of the date of the incurrence of such MSR Indebtedness, the amount of any excess (determined as of the most recent date for which internal financial statements are available) of (x) the amount of any such MSR Indebtedness for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect to such MSR Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such MSR Indebtedness shall not be Permitted MSR Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness which excess shall be entitled to be incurred pursuant to any other provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”). The amount of any particular Permitted MSR Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Permitted Residual Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries under a Residual Funding Facility; provided that solely as of the date of the incurrence of such Permitted Residual Indebtedness, the amount of any excess (determined as of the most recent date for which internal financial statements are available) of (x) the amount of any such Permitted Residual Indebtedness for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect to such Permitted Residual Indebtedness (not including customary contractual recourse for breaches of representations and warranties) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Residual Indebtedness shall be deemed not to be Permitted Residual Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness which excess shall be entitled to be incurred pursuant to any other provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”) of the Company or such Restricted Subsidiary, as the case may be, at such time.

“Permitted Securitization Indebtedness” means Securitization Indebtedness; provided that (i) in connection with any Securitization, any Warehouse Indebtedness or MSR Indebtedness used to finance the purchase, origination or pooling of any Receivables subject to such Securitization is repaid in connection with such Securitization to the extent of the net proceeds received by the Company and its Restricted Subsidiaries from the applicable Securitization Entity, and (ii) solely as of the date of the incurrence of such Permitted Securitization Indebtedness, the amount of any excess (determined as of the most recent date for which internal financial statements are available) of (x) the amount of any such Securitization Indebtedness for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect to such Securitization Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Securitization Indebtedness shall not be Permitted Securitization

Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness which excess shall be entitled to be incurred pursuant to any other provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.”).

“Permitted Servicing Advance Facility Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries incurred under a Servicing Advance Facility; provided, however that solely as of the date of the incurrence of such Permitted Servicing Advance Facility Indebtedness, the amount of any excess (determined as of the most recent date for which internal financial statements are available) of (x) the amount of any such Permitted Servicing Advance Facility Indebtedness for which the holder thereof has contractual recourse (other than subject to such customary carve-out matters for which such Person or its Restricted Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation, breaches of representations or warranties and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of such Person for GAAP purposes) to the Company or its Restricted Subsidiaries to satisfy claims with respect to such Permitted Servicing Advance Facility Indebtedness over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Permitted Servicing Advance Facility Indebtedness shall not be Permitted Servicing Advance Facility Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness under a Servicing Advance Facility which excess shall be entitled to be incurred pursuant to any other provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”) of the Company or such Restricted Subsidiary, as the case may be, at such time.

“Permitted Warehouse Indebtedness” means Warehouse Indebtedness; provided that solely as of the date of the incurrence of such Warehouse Indebtedness, the amount of any excess (determined as of the most recent date for which internal financial statements are available) of (x) the amount of any such Warehouse Indebtedness for which the holder thereof has contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims with respect to such Warehouse Indebtedness (excluding recourse for matters such as fraud, misappropriation, breaches of representations and warranties and misapplication) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Warehouse Indebtedness shall not be Permitted Warehouse Indebtedness (but shall not be deemed to be a new incurrence of Indebtedness subject to the provisions in the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock” except with respect to, and solely to the extent of, any such excess that exists upon the initial incurrence of such Indebtedness which excess shall be entitled to be incurred pursuant to any other provisions the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock”). The amount of any particular Permitted Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock. “Rating Agencies” means Moody’s and S&P.

“Realizable Value” of an asset means (i) with respect to any REO Asset, the value realizable upon the disposition of such asset as determined by the Company in its reasonable discretion and consistent with customary industry practice and (ii) with respect to any other asset, the lesser of (x) if applicable, the face value of such asset and (y) the market value of such asset as determined by the Company in accordance with the agreement governing the applicable Permitted Servicing Advance Facility Indebtedness, Permitted Warehouse Indebtedness, Permitted MSR Indebtedness or Permitted Residual Indebtedness, as the case may be, (or, if such agreement does not contain any related provision, as determined by senior management of the Company in good faith); provided, however, that the realizable value of any asset described in clause (i) or (ii) above which an unaffiliated third party has a binding contractual commitment to purchase from the Company or any of its Restricted Subsidiaries shall be the minimum price payable to the Company or such Restricted Subsidiary for such asset pursuant to such contractual commitment.

“Receivables” means loans and other mortgage-related receivables (including Servicing Receivables and MSRs but excluding Residual Interests and net interest margin securities) purchased or originated by the Company or any Restricted Subsidiary of the Company or, with respect to Servicing Receivables and MSRs, otherwise arising in the ordinary course of business; provided, however, that for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Subsidiary of the Company of Indebtedness incurred in accordance with clauses (1), (4), (13), (16), (17), (28) or (29) of the definition of Permitted Indebtedness, and in each case that does not:

(1)	result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing and amounts of Indebtedness otherwise permitted to be incurred under the Indenture); or

(2)	create Indebtedness with a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (i) such Indebtedness is incurred either (a) by the Company or any Guarantor or (b) by the Restricted Subsidiary that is the obligor on the Indebtedness being Refinanced and (ii) if such Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“REO Asset” of a Person means a real estate asset owned by such Person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a Servicing Advance or loans and other mortgage-related receivables purchased or originated by the Company or any Restricted Subsidiary of the Company in the ordinary course of business.

“Residual Funding Facility” means any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to the Company or any Restricted Subsidiary secured by Residual Interests.

“Residual Interests” means any residual, subordinated, reserve accounts and retained ownership interest held by the Company or a Restricted Subsidiary in Securitization Entities, Warehouse Facility Trusts and/or MSR Facility Trusts, regardless of whether required to appear on the face of the consolidated financial statements in accordance with GAAP.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Required Asset Sale” means any Asset Sale that is a result of a repurchase right or obligation or a mandatory sale right or obligation related to (i) MSRs, (ii) pools or portfolios of MSRs, or (iii) the Capital Stock of any Person that holds MSRs or pools or portfolios of MSRs, which rights or obligations are either in existence on the Issue Date (or substantially similar in nature to such rights or obligations in existence on the Issue Date) or pursuant to the guidelines or regulations of a government-sponsored enterprise.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the Securities and Exchange Commission.

“Secured Debt” means any Indebtedness secured by a Lien upon the property of the Company or any of its Restricted Subsidiaries (regardless of the Realizable Value of such property).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Securitization” means a public or private transfer, sale or financing of Servicing Advances and/or mortgage loans, installment contracts, other loans and any other asset capable of being securitized (collectively, the “Securitization Assets”) by which the Company or any of its Restricted Subsidiaries directly or indirectly securitizes a pool of specified Securitization Assets including, without limitation, any such transaction involving the sale of specified Servicing Advances or mortgage loans to a Securitization Entity.

“Securitization Assets” has the meaning set forth in the definition of “Securitization.”

“Securitization Entity” means (i) any Person (whether or not a Restricted Subsidiary of the Company) established for the purpose of issuing asset-backed or mortgaged-backed or mortgage pass-through securities of any kind (including collateralized mortgage obligations and net interest margin securities), (ii) any special purpose Subsidiary established for the purpose of selling, depositing or contributing Securitization Assets into a Person described in clause (i) or holding securities in any related Securitization Entity, regardless of whether such person is an issuer of securities; provided that such Person is not an obligor with respect to any Indebtedness of the Company or any Guarantor and (iii) any special purpose Subsidiary of the Company formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements and regardless of whether such Subsidiary is an issuer of securities; provided that such Person is not an obligor with respect to any Indebtedness of the Company or any Guarantor other than under Credit Enhancement Agreements. As of March 31, 2013, Nationstar Home Equity Loan Trust 2009-A, Nationstar Home Equity Loan 2009-A REO LLC, Nationstar Mortgage Advance Receivables Trust 2010 ADVI, Nationstar Funding LLC, Nationstar Residual, LLC, Nationstar Advance Funding LLC, Nationstar Advance Funding II, LLC, Nationstar Agency Advance Funding, LLC, Nationstar Agency Advance Funding Trust, Nationstar Advance Funding 2012-W, LLC, Nationstar Advance Funding Trust 2012-W, Nationstar Advance Funding 2012-R, LLC, Nationstar Advance Funding Trust 2012-R, Nationstar Advance Funding 2012-C, LLC, Nationstar Advance Funding Trust 2012-C, Nationstar Advance Funding 2012-AW, LLC, Nationstar Advance Funding Trust 2012-AW, Nationstar Advance Funding III LLC, Nationstar Mortgage Advance Receivables Trust, Nationstar Reverse Mortgage Advance Funding LLC and Nationstar Reverse Mortgage Advance Receivables Trust 2012-ADV1 shall be deemed to satisfy the requirements of the foregoing definition.

“Securitization Indebtedness” means (i) Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to on-balance sheet Securitizations treated as financings and (ii) any Indebtedness consisting of advances made to the Company or any of its Restricted Subsidiaries based upon securities issued by a Securitization Entity pursuant to a Securitization and acquired or retained by the Company or any of its Restricted Subsidiaries.

“Services Business” means a Person to which the Company contributes one or more Subsidiaries or other assets that provides one or more services other than mortgage servicing or loan origination, including but not limited to one or more of REO, field services, valuation and title services and recovery services, after which contribution the Services Business shall be deemed to include such Person and its Subsidiaries.

“Services Business Total Assets” means the total assets of the Services Business, as determined consistent with the definition of Total Assets.

“Servicing Advances” means advances made by the Company or any of its Restricted Subsidiaries in its capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable; to enforce remedies, manage and liquidate REO Assets; or that the Company or any of its Restricted Subsidiaries otherwise advances in its capacity as servicer.

“Servicing Advance Facility” means any funding arrangement with lenders collateralized in whole or in part by Servicing Advances under which advances are made to the Company or any of its Restricted Subsidiaries based on such collateral.

“Servicing Receivables” means rights to collections under mortgage-related receivables, or other rights to reimbursement of Servicing Advances that the Company or a Restricted Subsidiary of the Company has made in the ordinary course of business and on customary industry terms.

“Significant Subsidiary,” with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02 of Regulation S-X under the Exchange Act, as such regulation is in effect on the Issue Date.

“Sponsor” means Fortress Investment Group LLC.

“Subsidiary,” with respect to any Person, means:

(1)	any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)	any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Taxable Income” means, for any period, the taxable income or loss of the Company for such period for federal income tax purposes.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Indebtedness and other Indebtedness that is not recourse to the Company or any Restricted Subsidiary or any of their assets;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Warehouse Facility” means any financing arrangement of any kind, including, but not limited to, financing arrangements in the form of repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (excluding in all cases, Securitizations), with a financial institution or other lender or purchaser exclusively to (i) finance or refinance the purchase, origination or funding by the Company or a Restricted Subsidiary of the Company of, provide funding to the Company or a Restricted Subsidiary of the Company through the transfer of, loans, mortgage related securities and other mortgage-related receivables purchased or originated by the Company or any Restricted Subsidiary of the Company in the ordinary course of business,

(ii) finance the funding of or refinance Servicing Advances; or (iii) finance or refinance the carrying of REO Assets related to loans and other mortgage-related receivables purchased or originated by the Company or any Restricted Subsidiary of the Company; provided that such purchase, origination, pooling, funding, refinancing and carrying is in the ordinary course of business.

“Warehouse Facility Trust” means any Person (whether or not a Restricted Subsidiary of the Company) established for the purpose of issuing notes or other securities in connection with a Warehouse Facility, which (i) notes and securities are backed by specified Servicing Advances purchased by such Person from the Company or any other Restricted Subsidiary, or (ii) notes and securities are backed by specified mortgage loans purchased by such Person from the Company or any other Restricted Subsidiary.

“Warehouse Indebtedness” means Indebtedness in connection with a Warehouse Facility; the amount of any particular Warehouse Indebtedness as of any date of determination shall be calculated in accordance with GAAP.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Capital Stock or Preferred Stock, as the case may be, at any date, the number of years obtained by dividing: (1) the then outstanding aggregate principal amount of such Indebtedness or redemption or similar payment with respect to such Disqualified Capital Stock or Preferred Stock into; (2) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

“Working Capital Facility” means (i) any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that provide loans, notes, other credit facilities or commitments permitted under clause (3) of the definition of Permitted Indebtedness and (ii) any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that alters the maturity thereof, as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time.

CERTAIN U. S. FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of certain U.S. federal income tax considerations that may be relevant to investors in the notes, see “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by (a) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”), (c) entities whose underlying assets are considered to include “plan assets” of any employee benefit plan, plan, account or arrangement described in preceding clause (a) or (b), or (d) any governmental plan, church plan, non-U.S. plan or other investor whose purchase or holding of the notes would be subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code (being referred to collectively as “Similar Laws”) (each entity described in preceding clause (a), (b), (c) or (d), a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification and prohibited transaction provisions of ERISA or the Code or similar provisions under Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. Parties in interest or disqualified persons could include, without limitation, us, the underwriters, the trustee, the principal paying agent, the holders of the 10% Debentures or any of their respective affiliates. For example, the acquisition and/or holding of notes by an ERISA Plan with respect to which we are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 relating to transactions determined by independent qualified professional asset managers, PTCE 90-1 relating to investments by insurance company pooled separate accounts, PTCE 91-38 relating to investments by bank collective investment funds, PTCE 95-60 relating to investments by life insurance company general accounts and PTCE 96-23 relating to transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and holding of the notes, provided that neither a party in interest or disqualified person nor any of their affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

Governmental plans, non-U.S. plans and certain church plans, while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws which may affect their investment in the notes. Any fiduciary of such a governmental, non-U.S. or church plan considering an investment in the notes should consult with its counsel before purchasing notes to consider the applicable fiduciary standards and to determine the need for, and, if necessary, the availability of, any exemptive relief under such Similar Laws.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a senior note, each purchaser and subsequent transferee of a senior note will be deemed to have represented and warranted that on each day such person holds the senior note, either (i) it is not a Plan and no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes. Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to a Plan is in no respect a representation by us or any of our affiliates or representatives that such investment meets all relevant legal requirements with respect to investments by any such Plan generally or any particular Plan, or that such investment is appropriate for such Plans generally or any particular Plan.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Credit Suisse, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Wells Fargo Securities, LLC and J.P. Morgan Securities LLC are acting as representatives (the “representatives”), have severally and not jointly agreed to purchase from us, and we have agreed to sell, the respective aggregate principal amount of notes set forth below:

Underwriters	Principal Amount of Notes
Credit Suisse Securities (USA) LLC	$90,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated .	60,000,000
Barclays Capital Inc.	60,000,000
Wells Fargo Securities, LLC	60,000,000
J.P. Morgan Securities LLC	30,000,000

Total	$300,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the offering price listed on the cover of this prospectus supplement. After the initial offering of the notes, the applicable offering price and other selling terms may from time to time be varied by the representatives.

We have agreed, during the period beginning from the date of this prospectus supplement and continuing through the date 45 days after the date of this prospectus supplement, not to offer, sell, contract to sell or otherwise dispose of or file a registration statement in respect of, except with the prior consent of Credit Suisse, any securities of Nationstar Mortgage LLC, Nationstar Capital Corporation, or the guarantors which are similar to the notes or securities exchangeable or convertible into debt securities similar to the notes.

We will pay the underwriting discounts and commissions of 1.500% of the public offering price per note, for a total of $4,500,000.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $500,000, which includes an amount not to exceed $150,000 that we have agreed to reimburse the underwriters for certain expenses incurred by them in connection with this offering.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

The notes are a new issue of securities with no established trading market. Although we intend to apply to list the notes on the NYSE, and we expect trading on the NYSE to begin within 30 days of the initial issuance of the notes, there is no guarantee that we will be able to list the notes. The representatives have advised us that the underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover syndicate short positions or to stabilize the price of the notes. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, including securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment and commercial banking services for us, for which they received or may receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

To the extent that any underwriter that is not a U.S. registered broker-dealer intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.

Conflicts of Interest

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, an underwriter in this offering, will receive more than 5% of the net proceeds of this offering in connection with the acquisition under the BANA Purchase Agreement. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of FINRA. In accordance with this rule, Credit Suisse has assumed the responsibilities of acting as a qualified independent underwriter. In its role as qualified independent underwriter, Credit Suisse has participated in due diligence and the preparation of this prospectus supplement. Credit Suisse will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. Merrill Lynch, Pierce, Fenner & Smith Incorporated will not confirm sales of the notes to any account over which they exercise discretionary authority without the prior written approval of the customer.

Other Relationships

Credit Suisse AG, an affiliate of Credit Suisse, one of the underwriters in this offering, is the lender under our $700 million 2012-C ABS Advance Financing Facility. Credit Suisse AG has on past funding dates under the facility waived certain conditions to funding, and we may ask them to do so on future funding dates; however, there can be no assurance it will do so. These waivers related to certain funding report verification items. Credit Suisse AG is also the lender under our $125 million secured servicing advance facility, which we entered into to fund certain servicing advance receivables we acquired in connection with the acquisition under the BANA Purchase Agreement. Credit Suisse was also an initial purchaser in connection with the offerings in April 2012 and July 2012 of our 9.625% Senior Notes due 2019, the offerings in September 2012 of our 7.875% Senior Notes due 2020 and the offerings in February and March 2013 of our 6.500% Senior Notes due 2021, and acted as a placement agent for our offering of Asset-Backed Notes in January 2013.

BANA, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters in this offering, is the lender under our $750 Million Warehouse Facility, and Merrill Lynch, Pierce, Fenner & Smith Incorporated was an initial purchaser in connection with the offering in April 2012 of our 9.625% Senior Notes due 2019, the offerings in September 2012 of our 7.875% Senior Notes due 2020 and the offerings in February and March 2013 of our 6.500% Senior Notes due 2021.

In January 2013, we entered into the BANA Purchase Agreement with BANA, which provides for customary mutual representations and warranties and cross-indemnities. See “Conflicts of Interest” above.

In connection with the settlement agreement that BANA, certain affiliates of BANA and Countrywide entered into with The Bank of New York Mellon relating to certain legacy Countrywide residential mortgage-backed securitization repurchase exposures, which we refer to herein as the Settlement, BANA agreed to transfer the servicing related to certain high-risk loans to approved subservicers. The Company is an approved subservicer under the Settlement. While the Settlement has not received final court approval, BANA expects to transfer the servicing under the Settlement of certain loans to us in accordance with the terms of the Settlement for which we expect to be paid subservicing fees in accordance with the Settlement.

Barclays Bank plc, an affiliate of Barclays Capital Inc., one of the underwriters in this offering, is the lender under our $750 Million Warehouse Facility (2011) (which was subsequently increased to $1.0 billion) and the holder of commitments in respect of variable funding notes issued by our 2011-1 Agency Advance Financing Facility, for which Barclays Bank plc is also the administrative agent. Barclays Capital Inc. was also an initial purchaser in connection with the offering in April 2012 of our 9.625% Senior Notes due 2019, the offerings in September 2012 of our 7.875% Senior Notes due 2020 and the offerings in February and March 2013 of our 6.500% Senior Notes due 2021. Barclays Capital Inc. was also the lead manager for our offering of Asset-Backed Notes in January 2013. Barclays Bank plc or Barclays Capital Inc., as the case may be, receive customary fees and commissions for these transactions.

Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, one of the underwriters in this offering, is the lender under our 2010-ABS Advance Financing Facility, $450 million (which was subsequently increased to $500 million) 2012-W ABS Advance Financing Facility and $150 million (which was subsequently adjusted down to $100 million) 2012-AW Agency Advance Financing Facility. Wells Fargo Bank, N.A. also acts as Master Servicer under certain of our servicing agreements related to mortgage loans for which we act as servicer. Wells Fargo Bank, N.A. receives customary fees and commissions for these transactions. Wells Fargo Bank, N.A. has on past funding dates under certain of the facilities waived certain conditions to funding, and we may ask them to do so on future funding dates; however, there can be no assurance it will do so. These waivers related to (i) the amount of eligible collateral pledged and (ii) certain funding report verification items.

Wells Fargo Bank, N.A. will also be the indenture trustee for the indenture governing the notes offered hereby and is the indenture trustee for our outstanding 10.875% Senior Notes due 2015, 9.625% Senior Notes due 2019, 7.875% Senior Notes due 2020 and 6.500% Senior Notes due 2021. Wells Fargo Securities, LLC was

an initial purchaser in connection with the offerings in April 2012 and July 2012 of our 9.625% Senior Notes due 2019, the offerings in September 2012 of our 7.875% Senior Notes due 2020 and the offerings in February and March 2013 of our 6.500% Senior Notes due 2021, and acted as a placement agent for our offering of Asset-Backed Notes in January 2013.

We intend to continue to actively seek additional servicing acquisitions from third parties, potentially including from the underwriters or their affiliates. In connection with such acquisitions, we may enter into additional borrowing arrangements, including with the underwriters or their affiliates.

Further, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold broad array of investments and actively trade debt and equity securities or related derivative securities and financial instruments which may include bank loans and/or credit default swaps for their own account and for the accounts of their customers and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold for their own account and for the accounts of their customers, or recommend to clients that they acquire long and/or short positions in such securities and instruments.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the additional notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the additional notes offered hereby.

European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which is the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State (the “Securities”), except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Securities to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Securities referred to in (a) to (c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” or any similar expression in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive”

means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The EEA selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

Each underwriter has represented and agreed that:

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“the FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

VALIDITY OF THE NOTES

The validity of the notes and guarantees offered by this prospectus supplement will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, Bass, Berry & Sims PLC, Memphis, Tennessee, Greenberg Traurig LLP, Dallas, Texas, and Dykema Gossett PLLC, Minneapolis, Minnesota and certain legal matters will be passed upon for us by Anthony W. Villani, Esq., our Executive Vice President and General Counsel, or his designee. Mr. Villani is a full-time employee of ours and owns equity received under our incentive compensation plan. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of Nationstar Mortgage Holdings Inc. appearing in Nationstar Mortgage Holdings Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Nationstar Mortgage LLC	Nationstar Capital Corporation

Debt Securities

which may be fully and unconditionally guaranteed by Nationstar Mortgage Holdings Inc. and certain of its subsidiaries

Nationstar Mortgage Holdings Inc.

Common Stock

Depositary Shares

Warrants

Preferred Stock

which may be fully and unconditionally guaranteed by certain subsidiaries of Nationstar Mortgage Holdings Inc.

The following are types of securities that Nationstar Mortgage LLC and Nationstar Capital Corporation (together, the “Debt Co-Issuers”) may offer, issue and sell from time to time, or that may be sold by selling securityholders from time to time, together or separately:

•	debt securities, which may be fully and unconditionally guaranteed by Nationstar Mortgage Holdings Inc. (“NMHI”) and certain of the subsidiaries of NMHI.

The following are types of securities that NMHI may offer, issue and sell from time to time, or that may be sold by selling securityholders from time to time, together or separately:

•	shares of its common stock;

•	shares of its preferred stock, which may be guaranteed by certain of its subsidiaries;

•	depositary shares; and

•	warrants to purchase equity securities.

Any of these securities may be offered together or separately and in one or more series, if any, in amounts, at prices and on other terms to be determined at the time of the offering and described for you in an accompanying prospectus supplement.

We may offer and sell these securities through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

The common stock of NMHI is listed on the New York Stock Exchange (the “NYSE”) under the symbol “NSM.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 28, 2013.

We are responsible for the information contained and incorporated by reference in this prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

i

ABOUT THIS PROSPECTUS

This prospectus describes some of the general terms that may apply to the debt securities of the Co-Issuers and common stock, preferred stock, depositary shares, and warrants of NMHI. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

You should read both this prospectus and any accompanying prospectus supplement, the documents incorporated by reference in this prospectus and any accompanying prospectus supplement and the additional information described under the headings “Available Information” and “Incorporation of Certain Documents by Reference” before you make your investment decision.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Nationstar,” the “Company,” “we,” “us” or “our” refer collectively to NMHI and its subsidiaries, including the Debt Co-Issuers. In the section entitled “Description of the Debt Securities,” references to “we,” “us” or “our” include only the Debt Co-Issuers and not NMHI or any of its other subsidiaries. In the sections entitled “Description of Common Stock,” “Description of Preferred Stock,” “Description of Depositary Shares” and “Description of Warrants,” references to “we,” “us” or “our” include only NMHI and not the Debt Co-Issuers or any of the other subsidiaries of NMHI.

AVAILABLE INFORMATION

NMHI is required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The Debt Co-Issuers and the subsidiary guarantors are exempt from these information reporting requirements. You may read and copy any documents that NMHI files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The filings of NMHI with the SEC are also available to the public through the SEC’s website at http://www.sec.gov and through NYSE, 11 Wall Street, New York, New York 10005, on which the common stock of NMHI is listed.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede information contained in or previously incorporated by reference into this prospectus. The information contained on or that can be accessed through any of our websites is not incorporated in, and is not part of, this prospectus or the registration statement. We incorporate by reference the documents listed below and any future filings we make with the SEC under

Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this prospectus and before the termination of the offering of the securities covered by this prospectus:

•	The Annual Report of NMHI on Form 10-K for the year ended December 31, 2012, as filed on March 15, 2013 (the “2012 Form 10-K”);

•

The Definitive Proxy Statement of NMHI on Schedule 14A, as filed on April 15, 2013 (other than information in the Definitive Proxy Statement that is not specifically incorporated by reference in the 2012 Form 10-K);

•	The Quarterly Report of NMHI on Form 10-Q for the quarter ended March 31, 2013, as filed on May 7, 2013; and

•

The Current Reports of NMHI on Form 8-K as filed on January 10, 2013, February 4, 2013, February 5, 2013, February 6, 2013, February 7, 2013, February 21, 2013, March 21, 2013 (of which there are three), March 26, 2013, May 9, 2013 and May 23, 2013 (of which there are two).

You can request a copy of these filings at no cost, by writing or calling us at the following address:

Nationstar Mortgage

350 Highland Drive

Lewisville, Texas 75067

Telephone: (469) 549-3005

Attn: Investor Relations

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain and incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Exchange Act. Forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. When used in this discussion, the words “anticipate,” “appears,” “believe,” “foresee,” “intend,” “should,” “expect,” “estimate,” “project,” “plan,” “may,” “could,” “will,” “are likely” and similar expressions are intended to identify forward-looking statements. These statements involve predictions of our future financial condition, performance, plans and strategies, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to:

•	the delay in our foreclosure proceedings due to inquiries by certain state Attorneys General, court administrators and state and federal government agencies;

•

the impact of the ongoing implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, including rules issued by the Consumer Financial Protection Bureau (the “CFPB”) relating to mortgage servicing and originations and the continuing examination of our business begun by the CFPB, on our business activities and practices, costs of operations and overall results of operations;

•

the impact on our servicing practices of enforcement consent orders against, and agreements entered into by certain federal and state agencies with the largest mortgage servicers and ongoing inquiries regarding other non-bank mortgage servicers;

•	increased legal proceedings and related costs;

•

the continued uncertainty of the residential mortgage market, increase in monthly payments on adjustable rate mortgage loans, adverse economic conditions, decrease in property values and increase in delinquencies and defaults;

•	the deterioration of the market for reverse mortgages and increase in foreclosure rates for reverse mortgages;

•	our ability to efficiently service higher risk loans;

•	our ability to mitigate the increased risks related to servicing reverse mortgages;

•	our ability to compete successfully in the mortgage loan servicing and mortgage loan originations industries;

•

our ability to maintain or grow the size of our servicing portfolio and realize our significant investments in personnel and our technology platform by successfully identifying attractive acquisition opportunities, including mortgage servicing rights, subservicing contracts, servicing platforms and originations platforms;

•	our ability to scale-up appropriately and integrate our acquisitions to realize the anticipated benefits of any such potential future acquisitions, including potentially significant acquisitions;

•	our substantial indebtedness may limit our financial and operating activities and our ability to incur additional debt to fund future needs;

•	our ability to obtain sufficient capital to meet our financing requirements;

•	our ability to grow our loan originations volume;

•	the termination of our servicing rights and subservicing contracts;

•	changes to federal, state and local laws and regulations concerning loan servicing, loan origination, loan modification or the licensing of entities that engage in these activities;

•	changes in state and federal laws that are adverse to mortgage servicers which increase costs and operational complexity and impose significant penalties for violation;

•	loss of our licenses;

•	our ability to meet certain criteria or characteristics under the indentures governing our securitized pools of loans;

•	our ability to follow the specific guidelines of government-sponsored enterprises or a significant change in such guidelines;

•	delays in our ability to collect or be reimbursed for servicing advances;

•	changes to the Home Affordable Modification Program, Home Affordable Refinance Program, Making Home Affordable plan or other similar government programs;

•	changes in our business relationships with Fannie Mae, Freddie Mac, Ginnie Mae and others that facilitate the issuance of mortgage-backed securities;

•	changes to the nature of the guarantees of Fannie Mae and Freddie Mac and the market implications of such changes;

•	errors in our financial models or changes in assumptions;

•	requirements to write down the value of certain assets;

•	changes in prevailing interest rates;

•	our ability to successfully mitigate our risks through hedging strategies;

•	changes to our servicer ratings;

•	the accuracy and completeness of information about borrowers and counterparties;

•	our ability to maintain our technology systems and our ability to adapt such systems for future operating environments;

•	failure of our internal security measures or breach of our privacy protections;

•	failure of our vendors to comply with servicing criteria;

•	the loss of the services of our senior managers;

•	failure to attract and retain a highly skilled work force;

•	changes in public opinion concerning mortgage originators or debt collectors;

•	changes in accounting standards;

•	conflicts of interest with our principal stockholder; and

•	other factors, including the other factors discussed in “Risk Factors” in the documents incorporated by reference in this prospectus.

When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any prospectus supplement and the documents incorporated by reference. We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by these forward-looking statements.

COMPANY OVERVIEW

We are one of the largest residential mortgage services companies in the United States, offering a broad array of servicing, origination and real estate services to financial institutions and consumers. We have been one of the fastest growing mortgage servicers since 2007 as measured by growth in aggregate unpaid principal balance (“UPB”), having grown 84.1% annually on a compounded basis through March 31, 2013. As of March 31, 2013, we serviced over 1.9 million residential mortgage loans with an aggregate UPB of $312.5 billion. In April 2013, we closed on a $22 billion agency servicing portfolio acquisition. Pro forma for the agency portfolio acquisition and the closing of the private label securitization portfolios under the mortgage servicing rights purchase and sale agreement between Nationstar Mortgage LLC and Bank of America, National Association, dated as of January 6, 2013, we expect our UPB to be approximately $435 billion. Our clients include national and regional banks, government organizations, securitization trusts, private investment funds and other owners of residential mortgage loans and securities. As of April 30, 2013, we employ over 6,200 people in the United States and are a licensed servicer in all 50 states.

In addition to our core servicing business, we also operate a fully integrated loan originations platform and suite of adjacent businesses, which we call “Solutionstar,” designed to meet the changing needs of the mortgage industry. Our originations platform complements and enhances our servicing business by allowing us to replenish our servicing portfolio as loans pay off over time, while Solutionstar broadens our product offerings by providing mortgage-related services spanning the life cycle of a mortgage loan. We believe our integrated approach, together with the strength and diversity of our servicing operations and our strategies for growing substantial portions of our business with minimal capital outlays (which we refer to as our “capital light” approach), position us to take advantage of the major structural changes currently occurring across the mortgage industry.

Nationstar Mortgage LLC is a Delaware limited liability company and was formed in 1994 in Denver, Colorado as Nova Credit Corporation, a Nevada corporation. In 1997, Nova Credit Corporation moved its executive offices and primary operations to Texas and changed its name to Centex Credit Corporation. In 2001, Centex Credit Corporation was merged into Centex Home Equity Company, LLC, a Delaware limited liability company. In 2006, FIF HE Holdings LLC (our “Initial Stockholder”) acquired all of the outstanding membership interests in Centex Home Equity Company, LLC. Centex Home Equity Company, LLC then changed its name to Nationstar Mortgage LLC. Nationstar Capital Corporation, a Delaware corporation, is a wholly-owned subsidiary of Nationstar Mortgage LLC formed solely for the purpose of being a corporate co-issuer of debt securities.

In March 2012, NMHI completed an initial public offering and related reorganization transactions pursuant to which all of the equity interests in Nationstar Mortgage LLC were transferred from our Initial Stockholder to two direct, wholly-owned subsidiaries of NMHI. Trading in common stock of NMHI on NYSE commenced on March 8, 2012 under the symbol “NSM.” As of the date of this prospectus, our Initial Stockholder owns approximately 75.2% of the outstanding common stock of NMHI. FIF HE Holdings LLC, in turn, is primarily owned by certain private equity funds managed by an affiliate of Fortress Investment Group LLC (“Fortress”). Fortress is a leading global investment management firm with approximately $55.6 billion in fee paying assets under management as of March 31, 2013. Fortress is headquartered in New York and has affiliates with offices in Atlanta, Dallas, Frankfurt, London, Los Angeles, New Canaan, Philadelphia, Rome, San Francisco, Shanghai, Singapore, Sydney and Tokyo.

Our executive offices are located at 350 Highland Drive, Lewisville, Texas 75067 and our telephone number is (469) 549-2000.

RISK FACTORS

Investing in our securities involves risk. See the “Risk Factors” section in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of certain factors that you should consider before investing in our securities.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold for general corporate purposes. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for each of the periods shown. For purposes of calculating this ratio, (i) earnings consist of income (loss) from continuing operations before provision (benefit) for income taxes and fixed charges and (ii) fixed charges consist of interest expense, which includes amortization of deferred finance charges, and imputed interest on our lease obligations. The interest component of rent was determined based on an estimate of a reasonable interest factor at the inception of the leases.

We had no outstanding shares of preferred stock for the periods shown below. Accordingly, the ratio of combined fixed charges and preference dividends to earnings is identical to the ratio of earnings to fixed charges for the periods shown below.

	Year Ended December 31,					Three Months Ended March 31,
	2008	2009	2010	2011	2012	2012	2013
Ratio of earnings to fixed charges	(1)	(1)	(1)	1.2	2.4	3.1	2.1

(1)	Earnings for the years ended December 31, 2008, 2009 and 2010 were inadequate to cover fixed charges. The coverage deficiencies were $157.6 million, $80.9 million and $9.9 million, respectively.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, depositary shares and warrants that we or selling securityholders may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in a related prospectus supplement, if necessary.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms that will apply to any debt securities that we may offer pursuant to this prospectus and a related prospectus supplement. The specific terms of any offered debt securities, and the extent to which the general terms described in this section apply to these debt securities, will be described in a related prospectus supplement at the time of the offering. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

In this section, references to the “Company,” “we,” “us” or “our” include only the Debt Co-Issuers and not NMHI or any of the other subsidiaries of NMHI. As used in this section, “debt securities” means the debentures, notes, bonds and other evidences of indebtedness offered pursuant to this prospectus and an accompanying prospectus supplement and authenticated by the relevant trustee and delivered under the indenture.

We may issue debt securities under an indenture to be entered into between us, Wells Fargo Bank, National Association, as trustee, and NMHI and certain of its subsidiaries as potential guarantors, as supplemented from time to time. This indenture, as supplemented, is referred to in this prospectus as the “indenture.” We refer to Wells Fargo, National Association as the “trustee” in this prospectus. If a different trustee or a different indenture for a series of debt securities is used, those details will be provided in a prospectus supplement and the forms of any other indentures will be filed with the SEC at the time they are used.

We have summarized below the material provisions of the indenture and the debt securities, or indicated which material provisions will be described in a related prospectus supplement. For further information, you should read the indenture. The indenture is an exhibit to the registration statement of which this prospectus forms a part. The following summary is qualified in its entirety by the provisions of the indenture.

General

The debt securities that we may offer under the indenture are not limited in aggregate principal amount and may be guaranteed by NMHI and certain of its subsidiaries. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or a committee appointed by our board of directors or in a supplement to the indenture relating to that series.

The prospectus supplement relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of that series. These terms may include the following:

•	the title of the series;

•	the purchase price, denomination and any limit upon the aggregate principal amount of the series;

•	the date or dates on which each of the principal of and premium, if any, on the securities of the series is payable and the method of determination thereof;

•

the rate or rates at which the securities of the series shall bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the record date, if any;

•	whether and the extent to which securities of the series will be guaranteed;

•	the place or places where the principal of (and premium, if any) and interest, if any, on securities of the series shall be payable;

•	the place or places where the securities may be exchanged or transferred;

•

the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, securities of the series may be redeemed, in whole or in part, at our option, if we are to have that option with respect to the applicable series;

•

our obligation, if any, to redeem or purchase securities of the series in whole or in part pursuant to any sinking fund or analogous provision or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the other terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which securities of the series are issuable;

•

if other than U.S. dollars, the currency or currencies (including currency unit or units) in which payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall or may be payable, or in which the securities of the series shall be denominated, and the particular provisions applicable thereto;

•

if the payments of principal of (and premium, if any), or interest or premium, if any, on the securities of the series are to be made, at our or a holder’s election, in a currency or currencies (including currency unit or units) other than that in which such securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which such payments are to be made, the terms and conditions of such payments and the manner in which the exchange rate with respect to such payments shall be determined, and the particular provisions applicable thereto;

•

if the amount of payments of principal of (and premium, if any) and interest, if any, on the securities of the series shall be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the securities of the series are denominated or designated to be payable), the index, formula or other method by which such amounts shall be determined;

•

if other than the principal amount thereof, the portion of the principal amount of securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which such portion shall be determined;

•

any modifications of or additions to the events of default or covenants with respect to securities of the series or any modifications of or additions to subordination provisions with respect to subordinated debt securities;

•	whether the securities of the series will be subject to legal defeasance or covenant defeasance as provided in the indenture;

•	if other than the trustee, the identity of the registrar and any paying agent; and

•	any other terms of the series.

We are not obligated to issue all debt securities of one series at the same time. Unless otherwise provided in the prospectus supplement, we may, without the consent of holders of any series of debt securities, increase the principal amount of the series by issuing additional debt securities in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional debt securities, and with the same CUSIP number, so long as such additional debt securities constitute part of the same issue as the debt securities originally issued, for U.S. federal income tax purposes. The debt securities originally issued and any additional debt securities would rank equally and ratably and would be treated as a single series of debt securities for all purposes under the indenture.

Interest

Unless otherwise specified in the prospectus supplement, if any payment date with respect to debt securities falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

Debt Guarantees

Except as described in the prospectus supplement with respect to any series of debt securities, our debt securities will be guaranteed by NMHI and certain subsidiaries of NMHI, which are referred to in this section as the “guarantors.” Any guarantees of debt securities will be direct, unconditional, unsecured and unsubordinated obligations of the respective guarantors.

If, for any reason, we do not make any required payment in respect of any guaranteed debt security when due, whether on the normal due date, on acceleration or redemption or otherwise, the guarantors with respect to the guarantees that are then in effect will cause the payment to be made to or to the order of the trustee. The holder of a guaranteed debt security will be entitled to payment under the guarantees of the guarantors without taking any action whatsoever against us.

The guarantee of a guarantor will be released automatically with respect to any series of debt securities as provided in the applicable indenture.

Ranking

The notes and the related guarantees will be our and the guarantors’ general unsecured senior indebtedness, respectively, and will:

•

rank equally in right of payment to all of our and the guarantors’ existing and future indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes and the guarantees;

•

rank senior in right of payment to any of our and the guarantors’ existing and future senior subordinated and subordinated indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes and the guarantees; and

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be effectively junior in right of payment to all of our and the guarantors’ existing and future senior secured indebtedness and other obligations to the extent of the value of the assets securing such indebtedness and other obligations.

Redemption

The applicable prospectus supplement will indicate whether we may redeem the debt securities prior to their maturity date. If we redeem the debt securities prior to maturity, the applicable prospectus supplement will indicate the redemption price, the method for redemption and the date or dates upon which we may redeem the debt securities.

Covenants

Except as described below or in the prospectus supplement with respect to any series of debt securities, the indenture limits our ability and the ability of our subsidiaries to:

•	incur or guarantee additional indebtedness;

•	incur liens;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make investments;

•	consolidate, merge, sell or otherwise dispose of certain assets; and

•	enter into transactions with our affiliates.

These covenants are subject to important exceptions, limitations and qualifications as described in the indenture and the applicable prospectus supplement.

Unless otherwise indicated in the prospectus supplement, covenants contained in the indenture will be applicable to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding.

Reporting

The indenture provides that we shall furnish to the trustee all reports that NMHI is required to be filed with the SEC on Forms 10-Q, 10-K and 8-K. We shall also comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act” or the “TIA”.

Consolidation, Merger and Sale of Assets

The indenture prohibits us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person (including pursuant to a statutory arrangement), whether in a single transaction or series of related transactions, unless:

•	we meet certain financial ratios immediately after giving effect to such transaction;

•

we are the surviving entity or the person formed by or surviving any such consolidation or merger or to which such sale, transfer, lease, conveyance or other disposition is made is a person organized in the United States of America and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the indenture on our part to be performed or observed;

•

immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation or transfer and a supplemental indenture, if applicable, comply with the respective indenture and that all conditions precedent provided for in the respective indenture relating to such transaction have been complied with.

Upon such a consolidation, merger, sale, transfer, lease, conveyance or other disposition, the successor person formed by the consolidation or with or into which we are merged or to which the sale, transfer, lease, conveyance or other disposition is made will succeed to, and, except in the case of lease, be substituted for, us under the indenture, and the predecessor corporation shall be released from all obligations and covenants under the indenture and the debt securities.

Events of Default

The indenture provides that if an event of default shall have occurred and be continuing with respect to any series of debt securities, then either the trustee or the holders of not less than 25% in outstanding principal amount of the debt securities of that series may declare to be due and payable immediately the outstanding principal amount of the debt securities of the affected series, together with interest, if any, accrued thereon; provided, however, that if the event of default is any of certain events of bankruptcy, insolvency or reorganization, all the debt securities, together with interest, if any, accrued thereon, will become immediately due and payable without further action or notice on the part of the trustee or the holders.

Under the indenture, an event of default with respect to the debt securities of any series is any one of the following events:

•	default for 30 days in payment when due of any interest due with respect to the debt securities of that series;

•

default in payment when due of principal (whether at stated maturity, upon redemption (if applicable), upon any required repurchase by us (if applicable) or otherwise) of or of premium, if any, on the debt securities of that series;

•

default in the observance or performance of any other covenant or agreement contained in the indenture that continues for a period of 60 days after we receive written notice specifying the default (and demanding that the default be remedied) from the trustee or the holders of at least 25% of the principal amount of securities then outstanding of that series;

•	failure to pay the principal amount at final maturity (including the acceleration of the stated final maturity) of indebtedness in an aggregate amount of $25 million or more;

•	final judgments in an aggregate amount of $25 million or more 60 days or more after such judgements became final and unappealable;

•	certain events of bankruptcy, insolvency and reorganization with respect to us, or the relevant subsidiary guarantors, if any;

•

if the debt securities of that series is guaranteed, a guarantee ceases to be in full force and effect (other than in accordance with the indenture) or any guarantor denies or disaffirms its obligations under its guarantee; and

•	any other event of default provided with respect to debt securities of that series as described in the applicable prospectus supplement.

If certain events of default shall occur and be continuing, the trustee or the holders of at least 25.0% in principal amount of the then outstanding debt securities issued under the indenture may declare the principal of and accrued interest on all the notes issued under the indenture to be due and payable by notice in writing to the Company and the trustee specifying the respective event of default and that it is a “notice of acceleration,” or the “Acceleration Notice,” and the same shall become immediately due and payable.

If certain events of default with respect to bankruptcy, insolvency and reorganization occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the then outstanding notes issued under the indenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The holders of a majority in aggregate principal amount of the then outstanding notes issued under the indenture may waive any existing default or event of default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the TIA. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee indemnity satisfactory to it. Subject to all provisions of the indenture and applicable law, the holders of a majority in principal amount of the then outstanding notes issued under the indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

Under the indenture, the Debt Co-Issuers are required to provide an officers’ certificate to the trustee within five business days of any default or event of default that has occurred and is continuing and, if applicable, describe such default or event of default and the status thereof.

Modification

The trustee and we may amend or supplement the indenture or the debt securities of any series without the consent of any holder to:

•	cure any mistake, ambiguity, defect or inconsistency;

•

provide for uncertificated debt securities in addition to or in place of certificated debt securities or to alter the provisions of the indenture relating to the form of the debt securities (including the related definitions) in a manner that does not materially adversely affect any holder;

•

provide for the succession of another corporation to our obligations or those of a guarantor and the assumption of any series of debt securities or the applicable guarantee by such successor, in accordance with the indenture;

•	secure our obligations in respect of the debt securities;

•	make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities and that does not adversely affect any such holder;

•	provide for the issuance of debt securities issued after the issue date set forth in the indenture, in accordance with the limitations set forth in the indenture;

•

allow any guarantor to execute a supplemental indenture and/or a guarantee with respect to the debt securities or to effect the release of any guarantor from any of its obligations under its guarantee or the indenture (to the extent permitted by the indenture);

•	comply with SEC requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

•	take any other action to amend or supplement the indenture or the debt securities of any series as described in the prospectus supplement with respect to such series of debt securities.

In addition, except as described below, modifications and amendments of the indenture or the debt securities of any series may be made by the trustee and us with the consent of the holders of a majority in outstanding principal amount of the debt securities affected by such modification or amendment. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding debt securities affected may waive our compliance with any provision of the indenture or the debt securities. However, no such modification or amendment may, without the consent of each holder affected thereby:

•	reduce the amount of debt securities whose holders must consent to an amendment;

•	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any debt securities;

•

reduce the principal of or change or have the effect of changing the fixed maturity of any debt securities, or change the date on which any debt securities may be subject to redemption or reduce the redemption price therefor;

•	make any debt securities payable in money other than that stated in the debt securities;

•

make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on such debt security on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of debt securities issued under the indenture to waive defaults or events of default;

•

waive a default or event of default in the payment of principal of, or interest or premium, or additional interest, if any, on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

•

after our obligation to purchase debt securities arises thereunder, amend, change or modify in any material respect the obligation of the Debt Co-Issuers to make and consummate a change of control offer in the event of a change of control or modify any of the provisions or definitions with respect thereto; or

•	modify or change any provision of the indenture or the related definitions affecting the ranking of the debt securities in a manner which adversely affects the holders.

Legal Defeasance and Covenant Defeasance

The Debt Co-Issuers may, at their option and at any time, elect to have their obligations discharged with respect to the debt securities. Such legal defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by the debt securities, except for:

•	the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the debt securities when such payments are due;

•

the issuers’ obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payments;

•	the rights, powers, trusts, duties and immunities of the trustee and our obligations in connection therewith; and

•	the provisions of the indenture regarding legal defeasance.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture and thereafter any omission to comply with such obligations shall not constitute a default or event of default with respect to the debt securities. In the event such covenant defeasance occurs, certain events (not including, bankruptcy, receivership, reorganization, rehabilitation and insolvency events) described under the “Events of Default” section in the indenture will no longer constitute an event of default with respect to the debt securities.

In order to exercise either legal defeasance or covenant defeasance:

•

we must irrevocably deposit with the trustee, in trust, for the benefit of the holders, cash or certain cash equivalents, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent registered public accountants, to pay the principal of, premium, if any, and interest on the debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and any other amounts owing under the indenture;

•

in the case of legal defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions:

•	we have received from, or there has been published by, the Internal Revenue Service (the “IRS”) a ruling; or

•

since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

•

in the case of covenant defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•

no default or event of default shall have occurred and be continuing on the date of such deposit (other than default or event of default resulting from the borrowing of funds to be applied to such deposit (and the incurrence of liens associated with any such borrowings));

•

such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which we or certain of our subsidiaries is a party or by which we or such subsidiaries is bound;

•

we shall have delivered to the trustee an officers’ certificate stating that the deposit was not made by the issuers with the intent of preferring the holders over any other creditors of ours or with the intent of defeating, hindering, delaying or defrauding any other creditors of ours or others; and

•

we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the legal defeasance or the covenant defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a legal defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Debt Co-Issuers.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all notes when:

•	either:

•

all the debt securities theretofore authenticated and delivered (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Debt Co-Issuers and thereafter repaid to the Debt Co-Issuers or discharged from such trust) have been delivered to the trustee for cancellation; or

•

all debt securities not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and we have irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Debt Co-Issuers directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

•	we have paid all other sums payable by us under the indenture; and

•

the Debt Co-Issuers have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

The Trustee

The indenture provides that, except during the occurrence and continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

The indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of the issuers, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Form and Registration of Debt Securities

Unless otherwise specified in a related prospectus supplement, debt securities will be issued in registered form, without interest coupons, in the form of global securities, as further provided below. We will not impose a service charge in connection with any transfer or exchange of any debt security, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global Securities

Global securities will be deposited with the trustee as custodian for The Depository Trust Company (the “DTC”), and registered in the name of DTC or a nominee of DTC. Investors may hold their interests in a global security directly through DTC, if they are DTC participants, or indirectly through organizations that are DTC participants.

Except in the limited circumstances described below and under “— Certificated Securities,” holders of debt securities will not be entitled to receive debt securities in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

We will apply to DTC for acceptance of the global securities in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of debt securities represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture and the debt securities. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.

Payments of principal, premium, if any, and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates.

DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Certificated Securities

The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if (x) DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Exchange Act and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation or (y) or an event of default has occurred and is continuing and the beneficial owner of the relevant debt securities has requested that its debt securities be reissued as certificated securities. We will make payments in respect of debt securities that are issued in certificated form by mailing a check to the relevant holder’s registered address.

Same-Day Settlement and Payment

We will make payments in respect of debt securities represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of debt securities that are issued in certificated form by mailing a check to the relevant holder’s registered address.

We expect the debt securities will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the debt securities to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, any underwriters or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

We have obtained the information we describe in this prospectus concerning DTC and its book-entry system from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

Governing Law

The indenture and any debt securities and guarantees will be governed by and construed in accordance with the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

DESCRIPTION OF COMMON STOCK

The following description of our common stock does not describe every aspect of our common stock and is subject, and is qualified in its entirety by reference, to all the provisions of our amended and restated certificate of incorporation and all the provisions of our amended and restated bylaws. In this section, references to the “Company,” “we,” “us” or “our” include only NMHI and not the Debt Co-Issuers or any of the other subsidiaries of NMHI.

Authorized Capitalization

Our authorized capital stock, as of March 31, 2013, consists of (1) 1,000,000,000 shares of common stock, par value $0.01 per share, of which: (a) 90,768, 693 shares were issued and 90,569,683 shares were outstanding and (b) 3,946,984 shares were reserved for issuance under the equity incentive plans of NMHI; and (2) 300,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding.

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive right to vote for the election of directors and for all other purposes. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares are not able to elect any directors; provided, however, that pursuant to the stockholders agreement that we have entered into with the Initial Stockholder, we are required to take all reasonable actions within our control (including nominating as directors the individuals designated by the Initial Stockholder) so that up to a majority (or other number, depending upon the level of ownership of the Initial Stockholder) of the members of our board of directors are individuals designated by the Initial Stockholder.

Subject to any preference rights of holders of any preferred stock that we may issue in the future, holders of our common stock are entitled to receive dividends, if any, declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our preferred stock prior to distribution.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Any shares of common stock sold under this prospectus will be validly issued, fully paid and nonassessable upon issuance against full payment of the purchase price for such shares.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

•	restricting dividends in respect of our common stock;

•	diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control of us.

Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The following is a summary of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without obtaining stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Our amended and restated certificate of incorporation provides that Section 203 of the Delaware General Corporation Law (the “DGCL”), as amended, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation provides for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The terms of the first, second and third classes will expire in 2013, 2014 and 2015, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors. This classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be believed by our stockholders to be in their best interest. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that directors may be removed only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote; provided, however, that for so long as the Initial Stockholder and certain other affiliates of Fortress and permitted transferees (collectively, the “Fortress Stockholders”) beneficially own at least 40% of our issued and outstanding common stock, directors may be removed with or without cause with the affirmative vote of a majority of the voting interest of stockholders entitled to vote.

Ability of our Stockholders to Act

Our amended and restated certificate of incorporation and amended and restated bylaws do not permit our stockholders to call special stockholders meetings; provided, however, that for so long as the Fortress Stockholders beneficially own at least 25% of our issued and outstanding common stock, any stockholders that collectively beneficially own at least 25% of our issued and outstanding common stock may call special meetings of our stockholders. Written notice of any special meeting so called shall be given to each stockholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law.

Under our amended and restated certificate of incorporation and amended and restated bylaws, any action required or permitted to be taken at a meeting of our stockholders may be taken without a meeting by written consent of a majority of our stockholders for so long as the Fortress Stockholders beneficially own at least 25%

of our issued and outstanding common stock. After the Fortress Stockholders beneficially own less than 25% of our issued and outstanding stock, only action by unanimous written consent of our stockholders can be taken without a meeting.

Our amended and restated bylaws provide that nominations of persons for election to our board of directors may be made at any annual meeting of our stockholders, or at any special meeting of our stockholders called for the purpose of electing directors, (a) by or at the direction of our board of directors or (b) by any of our stockholders. In addition to any other applicable requirements, for a nomination to be properly brought by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of NMHI. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (a) in the case of an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of our stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Our amended and restated bylaws provide that no business may be transacted at any annual meeting of our stockholders, other than business that is either (a) specified in the notice of meeting given by or at the direction of our board of directors, (b) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (c) otherwise properly brought by any of our stockholders. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

Limitations on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for the following (to the extent such exemption is not permitted under the DGCL):

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	intentional misconduct or a knowing violation of law;

•	liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or

•	any transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

We have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Corporate Opportunity

Under our amended and restated certificate of incorporation, to the extent permitted by law:

•

the Fortress Stockholders have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;

•

if the Fortress Stockholders or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our stockholders or affiliates;

•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and

•

in the event that any of our directors and officers who is also a director, officer or employee of any of the Fortress Stockholders acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if any of the Fortress Stockholders pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Transfer Agent and Registrar

The registrar and transfer agent for our common stock is American Stock Transfer and Trust Company, LLC.

Listing

Our common stock trades on NYSE under the symbol “NSM.”

DESCRIPTION OF PREFERRED STOCK

The following description of our preferred stock does not describe every aspect of our preferred stock and is subject, and is qualified in its entirety by reference, to all the provisions of our amended and restated certificate of incorporation and all the provisions of our amended and restated bylaws. In this section, references to the “Company,” “we,” “us” or “our” include only NMHI and not the Debt Co-Issuers or any of the other subsidiaries of NMHI.

Authorized Capitalization

Our authorized capital stock, as of March 31, 2013, consists of (1) 1,000,000,000 shares of common stock, par value $0.01 per share, of which: (a) 90,768,693 shares were issued and 90,569,683 shares were outstanding and (b) 3,946,984 shares were reserved for issuance under the equity incentive plan of NMHI; and (2) 300,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding.

Preferred Stock

The board of directors may provide by resolution for the issuance of preferred stock, in one or more series, and to fix the number of shares constituting those series and the designation of those series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are not inconsistent with our amended and restated certificate of incorporation or any amendment thereto, and as may be permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

We will include in a related prospectus supplement the terms of any series of preferred stock being offered. These terms will include some or all of the following:

•

the title of the series and the number of shares in the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	the price per share at which the preferred stock will be offered;

•

the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•	whether and the extent to which the series will be guaranteed;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Certain of our subsidiaries may fully and unconditionally guarantee our preferred stock, as set forth in any related prospectus supplement.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable. We are not required by the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws to seek stockholder approval prior to any issuance of authorized but unissued stock and our board of directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law or the listing requirements of NYSE. As of the date of this prospectus, our board of directors had not established any series of preferred stock, and no shares of our preferred stock are outstanding.

DESCRIPTION OF DEPOSITARY SHARES

In this section, references to the “Company,” “we,” “us” or “our” include only NMHI and not the Debt Co-Issuers or any of the other subsidiaries of NMHI.

We may issue fractional interests in shares of preferred stock, rather than shares of preferred stock, with those rights and subject to the terms and conditions that we may specify in a related prospectus supplement. If we do so, we will provide for a depositary (either a bank or trust company depositary that has its principal office in the U.S.) to issue receipts for depositary shares, each of which will represent a fractional interest in a share of preferred stock. The shares of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and the depositary. The prospectus supplement will include the name and address of the depositary.

DESCRIPTION OF WARRANTS

In this section, references to the “Company,” “we,” “us” or “our” include only NMHI and not the Debt Co-Issuers or any of the other subsidiaries of NMHI.

We may issue warrants, in one or more series, to purchase equity securities. Each warrant will entitle the holder to purchase for cash the amount of equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in a related prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. In addition to this summary and the relevant prospectus supplement, you should refer to the detailed provisions of the specific warrant agreement for complete terms of the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the equity securities, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a holder of our equity securities and is not entitled to any payments on any equity securities issuable upon exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the related prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the related prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

The accompanying prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we use underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

We may sell the securities through agents from time to time. The related prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the related prospectus supplement, and the related prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market.

Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, as amended, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount. We may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for us in the ordinary course of their businesses.

Selling securityholders may use this prospectus in connection with resales of the securities. The applicable prospectus supplement will identify the selling securityholders, the terms of the securities and any material relationships with the selling securityholders. Selling securityholders may be deemed to be underwriters under the Securities Act in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the selling securityholders will receive all the proceeds from the sale of the securities.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations that may be relevant to persons considering the purchase of certain debt securities covered by this prospectus. For a discussion of certain United States federal income tax considerations that may be relevant to persons considering the purchase of indexed debt securities, floating rate notes, dual currency notes or notes providing for contingent payments, please refer to the related prospectus supplement. Persons considering the purchase of common stock, preferred stock, warrants or depositary shares should also refer to the related prospectus supplement. You should consult your own tax advisors regarding the tax consequences of the purchase, ownership and disposition of any securities described in this prospectus in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

This summary, which does not represent tax advice, is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. This summary deals only with debt securities that will be held as capital assets and, except where otherwise specifically stated, is addressed only to persons who purchase debt securities in the initial offering. It does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold debt securities as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or persons that have a “functional currency” other than the U.S. dollar. Prospective purchasers of debt securities should review the related prospectus supplements for summaries of special United States federal income tax considerations that may be relevant to a particular issue of debt securities. In addition, prospective purchasers should note that this summary does not address other U.S. federal tax consequences (such as estate, gift and net investment income tax consequences) or any state, local or foreign tax consequences.

As used herein, the term “United States Holder” means a beneficial owner of a debt security that is (i) a citizen or resident of the United States; (ii) a corporation (or an entity taxable as a corporation for United States federal income tax purposes) that was established under the laws of the United States, any state thereof, or the District of Columbia; or (iii) an estate or trust whose world-wide income is subject to United States federal income tax. If a partnership holds debt securities, the tax treatment of partners will generally depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding debt securities should accordingly consult their own tax advisors. As used herein, the term “Non-United States Holder” means a beneficial owner of a debt security that is not a United States Holder.

United States Holders

Payments of Interest

Payments of qualified stated interest, as defined below under “Original Issue Discount,” on a debt security will be taxable to a United States Holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the United States Holder’s method of tax accounting.

If such payments of interest are made in foreign currency with respect to a debt security that is denominated in such foreign currency, the amount of interest income realized by a United States Holder that uses the cash method of tax accounting will be the U.S. dollar value of the specified currency payment based on the spot rate of exchange on the date of receipt regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment (other than exchange gain or loss realized on the disposition of the foreign currency so received, see “Transactions in Foreign Currency” below). A United States Holder of debt securities that uses the cash method of tax accounting and receives a payment of interest in U.S. dollars should include in income the amount of U.S. dollars received. A United States Holder that uses the accrual method of tax accounting will accrue interest income on the foreign currency debt security in the relevant foreign currency and translate the amount accrued into U.S. dollars based on:

•	the average exchange rate in effect during the interest accrual period, or portion thereof, within such holder’s taxable year; or

•

at such holder’s election, the spot rate of exchange on (i) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (ii) the date of receipt, if such date is within five business days of the last day of the accrual period.

Such election must be applied consistently by the United States Holder to all debt instruments from year to year and can be changed only with the consent of the IRS. A United States Holder that uses the accrual method of tax accounting will recognize foreign currency gain or loss on the receipt of an interest payment made relating to a foreign currency debt security if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Such foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt securities.

Purchase, Sale and Retirement of Debt Securities

A United States Holder’s tax basis in a debt security generally will equal the cost of such debt security to such holder:

•	increased by any amounts includible in income by the holder as original issue discount (“OID”) and market discount (each as described below) and

•	reduced by any amortized premium and any payments other than payments of qualified stated interest (each as described below) made on such debt security.

In the case of a foreign currency debt security, the cost of such debt security to a United States Holder will generally be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the spot rate of exchange on that date. In the case of a foreign currency debt security that is traded on an established securities market, a United States Holder generally should determine the U.S. dollar value of the cost of such debt security by translating the amount paid in foreign currency into its U.S. dollar value at the spot rate of exchange (i) on the settlement date of the purchase in the case of a United States Holder using the cash method of tax accounting or (ii) on the trade date, in the case of a United States Holder using the accrual method of tax accounting, unless such holder elects to use the spot rate applicable to cash method United States Holders. The amount of any subsequent adjustments to a United States Holder’s tax basis in a foreign currency debt security in respect of OID, market discount and premium will be determined in the manner described under “Original Issue Discount,” “Market Discount” and “Debt Securities Purchased at a Premium” below. The conversion of U.S. dollars to another specified currency and the immediate use of such specified currency to purchase a foreign currency debt security generally will not result in any exchange gain or loss for a United States Holder.

Upon the sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of a debt security, a United States Holder generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition, less any accrued qualified stated interest, which will be taxable as ordinary income in the manner described above under “Payments of Interest,” and (ii) the United States Holder’s adjusted tax basis in such debt security. If a United States Holder receives a specified currency other than the U.S. dollar in respect of such disposition of a debt security, the amount realized will be the U.S. dollar value of the specified currency received calculated at the spot rate of exchange on the date of disposition of the debt security.

In the case of a foreign currency debt security that is traded on an established securities market, a United States Holder that receives a specified currency other than the U.S. dollar in respect of such disposition generally should determine the amount realized (as determined on the trade date) by translating that specified currency into its U.S. dollar value at the spot rate of exchange (i) on the settlement date of the disposition in the case of a United States Holder using the cash method of tax accounting or (ii) on the trade date, in the case of a United States Holder using the accrual method of tax accounting, unless such holder elects to use the spot rate applicable to cash method United States Holders. The election available to accrual basis United States Holders in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, discussed above, must be applied consistently by the United States Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

Except as discussed below in connection with foreign currency gain or loss, market discount and short-term debt securities, gain or loss recognized by a United States Holder on the disposition of a debt security will generally be long term capital gain or loss if the United States Holder’s holding period for the debt security exceeds one year at the time of such disposition.

Gain or loss recognized by a United States Holder on the disposition of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such debt security.

Transactions in Foreign Currency

Foreign currency received as interest on, or on a disposition of, a debt security will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time such proceeds are received. The amount of gain or loss recognized on a sale or other disposition of such foreign currency will be equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (ii) the United States Holder’s tax basis in such foreign currency.

A United States Holder that purchases a debt security with previously owned foreign currency will generally recognize gain or loss in an amount equal to the difference, if any, between such holder’s tax basis in such foreign currency and the U.S. dollar fair market value of such debt security on the date of purchase. Any such gain or loss generally will be ordinary income or loss and will not be treated as interest income or expense. The conversion of U.S. dollars to foreign currency and the immediate use of such currency to purchase a debt security generally will not result in any exchange gain or loss for a United States Holder.

Original Issue Discount

In General. Debt securities with a term greater than one year may be issued with OID for United States federal income tax purposes. Such debt securities are called OID debt securities in this prospectus. United States Holders generally must accrue OID in gross income over the term of the OID debt securities on a constant yield basis, regardless of their regular method of tax accounting. As a result, United States Holders generally will recognize taxable income in respect of an OID debt security in advance of the receipt of cash attributable to such income.

A debt security will generally be considered to be issued with OID if the stated redemption price at maturity of the debt security exceeds its issue price by at least a de minimis amount (generally 0.25% of the debt security’s stated redemption price at maturity multiplied by the number of complete years to maturity). A debt security may also be considered to be issued with OID if it has particular interest payment characteristics, such as interest holidays, interest payable in additional securities or stepped interest. For this purpose, the issue price of a debt security is the first price at which a substantial amount of debt securities is sold for cash, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a debt security is the sum of all payments due under the debt security, other than payments of qualified stated interest. The term qualified stated interest generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually during the entire term of the OID debt security at a single fixed rate of interest or, under particular conditions, based on one or more interest indices.

For each taxable year of a United States Holder, the amount of OID that must be included in gross income in respect of an OID debt security will be the sum of the daily portions of OID for each day during such taxable year or any portion of such taxable year in which such a United States Holder held the OID debt security. Such daily portions are determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of an OID debt security. However, accrual periods may not be longer than one year and each scheduled payment of principal or interest must occur on the first day or the final day of a period.

The amount of OID allocable to any accrual period generally will equal (i) the product of the OID debt security’s adjusted issue price at the beginning of such accrual period multiplied by its yield to maturity (as adjusted to take into account the length of such accrual period), less (ii) the amount, if any, of qualified stated interest allocable to that accrual period. The adjusted issue price of an OID debt security at the beginning of any accrual period will equal the issue price of the OID debt security, as defined above, (i) increased by previously accrued OID from prior accrual periods, and (ii) reduced by any payment made on such debt security, other than payments of qualified stated interest, on or before the first day of the accrual period. The yield to maturity of an OID debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the OID debt security to equal the issue price. In the case of an OID debt security that is a floating rate debt security, both the yield to maturity and the qualified stated interest will be determined for these purposes as though the OID debt security will bear interest in all periods at a fixed rate generally equal to the value, as of the issue date, of the floating interest rate on the OID debt security or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the OID debt security. (Additional rules may apply if interest on a floating rate debt security is based on more than one interest index.)

Foreign Currency Debt Securities. In the case of an OID debt security that is also a foreign currency debt security, a United States Holder should determine the U.S. dollar amount includible in income as OID for each accrual period by

•	calculating the amount of OID allocable to each accrual period in the specified currency using the constant-yield method described above and

•

translating the amount of the specified currency so derived at the average exchange rate in effect during that accrual period, or portion of such accrual period within a United States Holder’s taxable year, or, at the United States Holder’s election (as described above under “Payments of Interest”), at the spot rate of exchange on (i) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (ii) on the date of receipt, if such date is within five business days of the last day of the accrual period.

All payments on an OID debt security, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID, to the extent thereof, with payments attributed first to the earliest accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID, whether in connection with a payment of an amount that is not qualified stated interest or the disposition of the OID debt security, a United States Holder will recognize ordinary income or loss measured by the difference between (i) the amount received and (ii) the amount accrued. The amount received will be translated into U.S. dollars at the spot rate of exchange on the date of receipt or on the date of disposition of the OID debt security. The amount accrued will be determined by using the spot rate of exchange applicable to such previous accrual.

Acquisition Premium. A United States Holder that purchases an OID debt security for an amount less than or equal to the remaining redemption amount, but in excess of the OID debt security’s adjusted issue price, generally is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States Holder’s adjusted tax basis in the OID debt security immediately after its purchase over the OID debt security’s adjusted issue price, and the denominator of which is the excess of the remaining redemption amount over the OID debt security’s adjusted issue price. For purposes of this prospectus, “remaining redemption amount” means the sum of all amounts payable on an OID debt security after the purchase date other than payments of qualified stated interest.

The debt securities may have special redemption, repayment or interest rate reset features, as indicated in the related prospectus supplement. Debt securities containing such features, in particular OID debt securities, may be subject to special rules that differ from the general rules discussed above. Accordingly, purchasers of debt securities with such features should carefully examine the applicable supplement, and should consult their tax advisors relating to such debt securities.

Market Discount

If a United States Holder purchases a debt security, other than a short-term debt security (as defined below), for an amount that is less than the debt security’s stated redemption price at maturity or, in the case of an OID debt security, for an amount that is less than the debt security’s adjusted issue price, by at least 0.25% of its remaining redemption amount (or adjusted issue price) multiplied by the number of remaining whole number of years to maturity, the debt security will be considered to have market discount. Any gain recognized by the United States Holder on the disposition of debt securities having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the debt security while held by such United States Holder.

Alternatively, the United States Holder may elect to include market discount in income currently over the life of the debt security. Such an election will apply to market discount debt securities acquired by the United States Holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Market discount will accrue on a straight-line basis unless the United States Holder elects to accrue the market discount on a constant-yield method. Such an election will apply to the debt security to which it is made and is irrevocable. Unless the United States Holder elects to include market discount in income on a current basis, as described above, the United States Holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the debt security.

Market discount on a foreign currency debt security will be accrued by a United States Holder in the specified currency. The amount includible in income by a United States Holder in respect of such accrued market discount will be the U.S. dollar value of the amount accrued. This is generally calculated at the spot rate of exchange on the date that the debt security is disposed of by the United States Holder. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period or portion of such accrual period within the United States Holder’s taxable year.

Legislation has been proposed that would require a United States holder to accrue market discount on a debt security if the holder acquired the debt security after December 31, 2013. Under the proposed legislation, a United States Holder would be required to include in gross income the sum of the “daily portions” of market discount, subject to a maximum inclusion amount, for all days during the taxable year that the United States Holder owns such Note, in a manner similar to the inclusion of OID described above. No assurance can be given as to whether the proposed legislation will be enacted, or if so in what form. Prospective investors should consult their own tax advisors concerning the potential application of these rules to their investment in debt securities.

Short-Term Debt Securities

The rules set forth above also will generally apply to debt securities having maturities of not more than one year from the date of issuance. Those debt securities are called short-term debt securities in this prospectus. Modifications apply to the general rules discussed above.

First, none of the interest on a short-term debt security is treated as qualified stated interest but instead is treated as part of the short-term debt security’s stated redemption price at maturity, thereby giving rise to OID. Thus, all short-term debt securities will be OID debt securities. OID will be treated as accruing on a short-term debt security ratably, or at the election of a United States Holder, under a constant yield method.

Second, a United States Holder of a short-term debt security that uses the cash method of tax accounting will generally not be required to include OID in respect of the short-term debt security in income on a current basis. Such a United States Holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. In addition, such a United States Holder will be required to treat any gain realized on a disposition of the debt security as ordinary income to the extent of the holder’s accrued OID on the debt security, and short-term capital gain to the extent the gain exceeds accrued OID. A United States Holder of a short-term debt security using the cash method of tax accounting may, however, elect to accrue OID into income on a current basis. In such case, the limitation on the deductibility of interest described above will not apply. A United States Holder using the accrual method of tax accounting and some cash method holders generally will be required to include OID on a short-term debt security in income on a current basis.

A United States Holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and common trust funds) generally will be required to include OID on a short-term debt security in income on a current basis. Alternatively, any United States Holder of a short-term debt security can elect to accrue the acquisition discount, if any, on the debt security on a current basis. If such an election is made, the OID rules will not apply to the debt security. Acquisition discount is the excess of the debt security’s stated redemption price at maturity over the holder’s purchase price for the debt security. Acquisition discount will be treated as accruing ratably or, at the election of the United States Holder, under a constant-yield method based on daily compounding. Under proposed legislation, United States holders described in this paragraph would be required to accrue acquisition discount on short-term debt securities acquired after December 31, 2013, rather than OID. No assurance can be given as to whether the proposed legislation will be enacted, or if so in what form. Prospective investors should consult their own tax advisors concerning the potential application of this proposed legislation to their investment in such debt securities.

As described above, the debt securities may have special redemption features. These features may affect the determination of whether a debt security has a maturity of not more than one year and thus is a short-term debt security. Purchasers of debt securities with such features should carefully examine the applicable supplement, and should consult their tax advisors in relation to such features.

Debt Securities Purchased at a Premium

A United States Holder that purchases a debt security for an amount in excess of the remaining redemption amount will be considered to have purchased the debt security at a premium and the OID rules will not apply to such holder. Such holder may elect to amortize such premium, as an offset to interest income, using a constant-yield method, over the remaining term of the debt security. Such election, once made, generally applies to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies and to all debt instruments subsequently acquired by the United States Holder. Such election may be revoked only with the consent of the IRS. A United States Holder that elects to amortize such premium must reduce its tax basis in a debt security by the amount of the premium amortized during its holding period. For a United States Holder that does not elect to amortize bond premium, the amount of such premium will be included in the United States Holder’s tax basis when the debt security matures or is disposed of by the United States Holder. Therefore, a United States Holder that does not elect to amortize premium and holds the debt security to maturity will generally be required to treat the premium as capital loss when the debt security matures.

Amortizable bond premium in respect of a foreign currency debt security will be computed in the specified currency and will reduce interest income in the specified currency. At the time amortized bond premium offsets interest income, exchange gain or loss, which will be taxable as ordinary income or loss, will be realized on the amortized bond premium on such debt security based on the difference between (i) the spot rate of exchange on the date or dates such premium is recovered through interest payments on the debt security and (ii) the spot rate of exchange on the date on which the United States Holder acquired the debt security. See “Original Issue Discount — Acquisition Premium” above for a discussion of the treatment of a debt security purchased for an amount less than or equal to the remaining redemption amount but in excess of the debt security’s adjusted issue price.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS relating to payments made to a United States Holder that is not a corporation or other exempt recipient. In addition, United States Holders may be subject to a backup withholding tax on such payments if they do not provide a correct taxpayer identification number, fail to certify that they are not subject to backup withholding, or otherwise fail to comply with applicable backup withholding rules. United States Holders may also be subject to information reporting and backup withholding with respect to the proceeds from a disposition of the debt securities. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-United States Holders

Under current United States federal income tax law:

•	withholding of United States federal income tax will not apply to a payment on a debt security to a non-United States Holder, provided that,

(1)	the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related to us (actually or constructively) through stock ownership;

(2)	the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a non-United States Holder in compliance with applicable requirements; and

(3)	neither we nor our paying agent has actual knowledge or reason to know that the beneficial owner of the debt security is a United States Holder.

•	withholding of United States federal income tax will generally not apply to any gain realized on the disposition of a debt security.

Despite the above, if a non-United States Holder is engaged in a trade or business in the United States (and, if certain tax treaties apply, the non-United States Holder maintains a permanent establishment within the United States) and the interest on the debt securities is effectively connected with the conduct of that trade or business (and, if certain tax treaties apply, attributable to that permanent establishment), such non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if such non-United States Holder were a United States Holder. In addition, a non-United States Holder that is a foreign corporation engaged in a trade or business in the United States may be subject to a 30% (or, such lower rates if certain tax treaties apply) branch profits tax.

Any gain realized on the disposition of a debt security generally will not be subject to United States federal income tax unless:

•

that gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States Holder within the United States); or

•	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to a payment of interest on a debt security to a non-United States Holder, or to proceeds from the disposition of a debt security by a non-United States Holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States Holder and neither we nor our paying agent has actual knowledge, or reason to know, to the contrary. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, if a debt security is not held through a qualified intermediary, the amount of payments made on such debt security, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Additional Withholding Requirements

Under certain circumstances, the Foreign Account Tax Compliance provisions of the United States Hiring Incentives to Restore Employment Act (“FATCA”) will impose a withholding tax of 30% on payments of U.S. source interest on, and the gross proceeds from a disposition of, debt securities made to certain foreign entities unless various information reporting requirements are satisfied.

The U.S. Treasury has issued treasury regulations providing that FATCA withholding requirements with respect to interest will be delayed until January 1, 2014 and the withholding requirements with respect to gross proceeds will be delayed until January 1, 2017. The treasury regulations also provide that FATCA generally will not apply to debt securities issued before (and not materially modified on or after) January 1, 2014; however, there can be no assurance that FATCA withholding will not apply to any debt security covered by this prospectus. Investors are encouraged to consult with their own tax advisors regarding FATCA and the treasury regulations as they apply to their investment in debt securities.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, Bass, Berry & Sims PLC, Memphis, Tennessee, Greenberg Traurig LLP, Dallas, Texas and Dykema Gossett PLLC, Minneapolis, Minnesota, as more particularly set forth in the applicable opinions.

EXPERTS

The consolidated financial statements of Nationstar Mortgage Holdings Inc. appearing in Nationstar Mortgage Holdings Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.